united states

securities and exchange commission

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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Filed by a party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

HOMETRUST BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

October 3, 2023

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of HomeTrust Bancshares, Inc., we cordially invite you to attend our annual meeting of stockholders. The meeting will be held at 10:00 a.m., local time, on Monday, November 13, 2023, at the Highland Brewing Company, located at 12 Old Charlotte Highway, Asheville, North Carolina 28803. As part of our precautions regarding the COVID-19 pandemic, we are planning for the possibility that the annual meeting may be held solely by means of remote communication (commonly referred to as a “virtual” meeting). If we determine to make the annual meeting virtual, we will announce the decision to do so in advance, and provide information on how to participate, in a press release, which will be filed with the Securities and Exchange Commission as additional proxy soliciting material.

An important aspect of the annual meeting process is the stockholder vote on corporate business items. I urge you to exercise your rights as a stockholder to vote and participate in this process. Stockholders are being asked to consider and vote upon: (1) the election of three directors of the Company; (2) an advisory (non-binding) vote on executive compensation (commonly referred to as a “say on pay vote”); and (3) the ratification of the appointment of FORVIS, LLP as the Company’s independent auditors for the six-month transition period ending December 31, 2023. The appointment of the independent auditors is for a six-month transition period because, as previously reported, we are changing our fiscal year end from June 30 to December 31.

We are again using a Securities and Exchange Commission rule to furnish our proxy statement, Annual Report on Form 10-K and proxy card over the internet to stockholders. This means that stockholders will not receive paper copies of these documents. Instead, stockholders will receive only a notice containing instructions on how to access the proxy materials over the internet. This rule allows us to lower the costs of delivering the annual meeting materials and reduce the environmental impact of the meeting. If you would like to receive printed copies of the materials, the notice contains instructions on how you can request printed copies.

Regardless of whether you plan to attend the annual meeting in person, please read the accompanying proxy statement and then vote by internet, telephone or mail as promptly as possible. Voting promptly will save us additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.

Your Board of Directors and management are committed to the continued growth and success of HomeTrust Bancshares, Inc. and the enhancement of your investment. As Chairman of the Board, I greatly appreciate your confidence and support.

Very truly yours,
/s/ Dana L. Stonestreet
Dana L. Stonestreet Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD NOVEMBER 13, 2023

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of HomeTrust Bancshares, Inc. will be held as follows:

TIME AND DATE	10:00 a.m. local time Monday, November 13, 2023
PLACE**	Highland Brewing Company 12 Old Charlotte Highway Asheville, North Carolina 28803
ITEMS OF BUSINESS	(1) The election of three directors.

(2) An advisory (non-binding) vote on executive compensation (commonly referred to as a “say on pay vote”).

(3) The ratification of the appointment of FORVIS, LLP as HomeTrust Bancshares, Inc.’s independent auditors for the six-month transition period ending December 31, 2023.
RECORD DATE	Holders of record of HomeTrust Bancshares, Inc. common stock at the close of business on September 18, 2023 are entitled to vote at the annual meeting or any adjournment or postponement thereof.
PROXY VOTING

It is very important that your shares be represented and voted at the annual meeting. Regardless of whether you plan to attend the annual meeting in person, please read the accompanying proxy statement and then vote by internet, telephone or mail as promptly as possible.

** As part of our precautions regarding the coronavirus (COVID-19) pandemic, we are planning for the possibility that the annual meeting may be held solely by means of remote communication (commonly referred to as a “virtual” meeting). If we determine to make the annual meeting virtual, we will announce the decision to do so in advance, and provide information on how to participate, in a press release, which will be filed with the Securities and Exchange Commission as additional proxy soliciting material.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Dana L. Stonestreet
Dana L. Stonestreet Chairman of the Board

Asheville, North Carolina

October 3, 2023

HOMETRUST BANCSHARES, INC.

10 Woodfin Street

Asheville, North Carolina 28801

(828) 259-3939

_______________________________

PROXY STATEMENT

_______________________________

INTRODUCTION

The HomeTrust Bancshares, Inc. Board of Directors is using this proxy statement to solicit proxies from the holders of the Company’s common stock for use at the Company’s upcoming annual meeting of stockholders. The annual meeting of stockholders will be held at 10:00 a.m., local time, on Monday, November 13, 2023 at the Highland Brewing Company, located at 12 Old Charlotte Highway, Asheville, North Carolina 28803. As part of our precautions regarding the COVID-19 pandemic, we are planning for the possibility that the annual meeting may be held solely by means of remote communication (commonly referred to as a “virtual” meeting). If we determine to make the annual meeting virtual, we will announce the decision to do so in advance, and provide information on how to participate, in a press release, which will be filed with the Securities and Exchange Commission (the “SEC”) as additional proxy soliciting material.

At the meeting, stockholders will be asked to vote on three proposals. The proposals are set forth in the accompanying Notice of Annual Meeting of Stockholders and are described in more detail below. Stockholders also will consider any other matters that may properly come before the meeting or any adjournment or postponement of the meeting, although the Board of Directors knows of no other business to be presented. HomeTrust Bancshares, Inc. is referred to in this proxy statement from time to time as the “Company,” “HomeTrust Bancshares,” “we,” “us” or “our.” Certain of the information in this proxy statement relates to HomeTrust Bank (sometimes referred to as the “Bank”), a wholly owned subsidiary of the Company.

We have decided to again use the “Notice and Access” rule adopted by the SEC to provide access to our proxy materials over the internet instead of mailing printed copies of the proxy materials to each stockholder. As a result, on or about October 3, 2023, we mailed to all stockholders a “Notice of Internet Availability of Proxy Materials” that tells them how to access and review the information contained in the proxy materials and how to vote their proxies over the internet. You will not receive printed copies of the proxy materials in the mail unless you request them by following the instructions included in the Notice of Internet Availability of Proxy Materials.

By submitting your proxy, either by executing and returning the accompanying proxy card or by voting electronically via the internet or by telephone, you are authorizing the Company’s Board of Directors to represent you and vote your shares at the meeting in accordance with your instructions. The Board of Directors also may vote your shares to adjourn the meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the meeting.

This proxy statement and the accompanying materials are first being made available to stockholders on or about October 3, 2023.

Your proxy vote is important. Whether or not you plan to attend the meeting, please vote your proxy by internet, telephone or mail as promptly as possible.

INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will be asked to vote on the following proposals:

Proposal 1.	The election of three directors of the Company.
Proposal 2. Proposal 3.

An advisory (non-binding) vote on executive compensation (the “Say on Pay Vote”).

The ratification of the appointment of FORVIS, LLP as the Company’s independent auditors for the six-month transition period ending December 31, 2023. This appointment is for a six-month transition period because, as previously reported, we are changing our fiscal year end from June 30 to December 31.

Stockholders also will transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting. Members of our management team will be present at the meeting to respond to appropriate questions from stockholders.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote FOR the election of the director nominees named in this proxy statement, FOR the Say on Pay Vote and FOR the ratification of the appointment of FORVIS, LLP.

Who is entitled to vote?

The record date for the meeting is September 18, 2023. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting. The only class of stock entitled to vote at the meeting is the Company’s common stock. Each outstanding share of common stock is entitled to one vote for all matters before the meeting; provided, however, that pursuant to Section D of Article 5 of the Company’s charter, no person who beneficially owns more than 10% of the shares of the Company’s common stock outstanding as of the record date may vote shares in excess of that amount. At the close of business on the record date there were 17,379,307 shares of common stock outstanding.

What if my shares are held in “street name” by a broker?

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker nevertheless will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote your shares with respect to any “non-discretionary” items. In the case of non-discretionary items, the shares will be treated as “broker non-votes.” Whether an item is discretionary is determined by the exchange rules governing your broker. It is expected that the ratification of the appointment of FORVIS, LLP will be considered a discretionary item and that each of the other proposals will be considered a non-discretionary item.

What if I hold shares through an account under the HomeTrust Bank KSOP?

Each participant in the HomeTrust Bank KSOP (the “KSOP”) may instruct the KSOP trustee how to vote the shares of common stock held in the participant’s KSOP account. If a participant properly executes the voting instruction card distributed by the trustee, the trustee will vote the participant’s shares in accordance with the instructions. Where properly executed voting instruction cards are returned to the trustee with no specific instruction as to how to vote at the annual meeting, the trustee will vote the shares FOR the election of the director nominees named in this proxy statement, FOR the Say on Pay Vote and FOR the ratification of the appointment of FORVIS, LLP. In the event the participant fails to give timely voting instructions to the trustee with respect to the voting of the shares of common stock held in the participant’s KSOP account, and in the case of shares held by the KSOP but not allocated to any participant’s account, the trustee will vote such shares in the same proportion as directed by the participants who directed the trustee as to the manner of voting the shares held in their KSOP accounts with respect to each proposal.

How many shares must be present to hold the meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of at least one-third of the shares of the Company’s common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the meeting.

How do I vote?

1. You may vote by mail. If you properly complete and sign the proxy card, it will be voted in accordance with your instructions.

2. You may vote by telephone. If you are a registered stockholder, that is, if you hold your stock in your own name, you may vote by telephone by following the instructions included on the proxy card. If you vote by telephone, you do not have to mail in your proxy card.

3. You may vote on the internet. If you are a registered stockholder, that is, if you hold your stock in your own name, you may vote on the internet by following the instructions included on the proxy card. If you vote on the internet, you do not have to mail in your proxy card.

4. You may vote in person at the meeting. If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting. However, if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares indicating that you were the beneficial owner of the Company’s common stock on September 18, 2023, the record date for voting at the annual meeting.

Can I vote by telephone or on the internet if I am not a registered stockholder?

If your shares are held in “street name” by a broker or other nominee, you should check the voting form used by that firm to determine whether you will be able to vote by telephone or on the internet.

Can I change my vote after I submit my proxy?

If you are a registered stockholder, you may revoke your proxy and change your vote at any time before the polls close at the meeting by:

●	signing another proxy with a later date;

●	voting by telephone or on the internet -- your latest telephone or internet vote will be counted;

●	giving written notice of the revocation of your proxy to the Corporate Secretary of the Company prior to the annual meeting; or

●	voting in person at the annual meeting.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions received from your nominee to change those instructions.

What if I do not specify how my shares are to be voted?

If you are a registered stockholder and you submit an executed proxy but do not indicate any voting instructions, your shares will be voted:

●	FOR the election of the three director nominees named in this proxy statement;

●	FOR the Say on Pay Vote; and

●	FOR the ratification of the appointment of FORVIS, LLP as the Company’s independent auditors for the six-month transition period ending December 31, 2023.

Will any other business be conducted at the annual meeting?

The Board of Directors knows of no other business that will be conducted at the meeting. If any other business properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

How many votes are required to approve the proposals?

Director nominees who receive the highest number of votes for the positions to be filled will be elected. Approval of each of the Say on Pay Vote and the ratification of the appointment of FORVIS, LLP as the Company’s independent auditors requires the affirmative vote of a majority of the votes cast on the matter.

How will withheld votes and abstentions be treated?

If you withhold authority to vote for one or more director nominees or if you abstain from voting on any other proposal, your shares will still be included for purposes of determining whether a quorum is present. If you abstain from voting on any proposal other than the election of directors, your shares will not be included in the number of shares voting on that proposal and, consequently, your abstention will have no practical effect on that proposal.

How will broker non-votes be treated?

Shares treated as broker non-votes on one or more proposals will be included for purposes of calculating the presence of a quorum. Otherwise, shares represented by broker non-votes will be treated as shares not entitled to vote on a proposal. Consequently, broker non-votes will have no effect on the election of directors or any other proposal.

Who can I call if I have questions?

If you have any questions, you can call Tony J. VunCannon, Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer at 828-350-3049.

STOCK OWNERSHIP

As of September 18, 2023, there were 17,379,307 shares of the Company’s common stock outstanding. The following table sets forth, as of September 18, 2023, certain information as to each person known by management to be the beneficial owner of more than five percent of the outstanding shares of our common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	1,527,030	(1)	8.79%

FJ Capital Management LLC et al. 7901 Jones Branch Drive, Ste. 210 McLean, Virginia 22102	1,447,533	(2)	8.33

Infinity Trust dated December 1, 2017 Narasimhulu Neelagaru, M.D. 2817 Mabry Road Atlanta, Georgia 30319	1,374,646	(3)	7.91

HomeTrust Bank KSOP 10 Woodfin Street Asheville, North Carolina 28801	921,992	(4)	5.31

(1)	As reported by BlackRock, Inc. in a Schedule 13G amendment filed with the SEC on February 1, 2023. BlackRock, Inc. reported having sole voting power with respect to 1,482,367 shares and sole dispositive power with respect to 1,527,030 shares.
(2)	As reported by FJ Capital Management LLC, Financial Opportunity Fund LLC, Financial Opportunity Long/Short Fund LLC and Martin Friedman in a Schedule 13G amendment filed with the SEC on February 8, 2023. FJ Capital Management LLC reported having shared voting and dispositive powers with respect to 1,447,533 shares, Financial Opportunity Fund LLC reported having shared voting and dispositive powers with respect to 1,358,811 shares, Financial Opportunity Long/Short Fund LLC reported having shared voting and dispositive powers with respect to 32,844 shares and Mr. Friedman reported having shared voting and dispositive powers with respect to 1,447,533 shares.
(3)	As reported by Infinity Trust dated December 1, 2017 (“Infinity Trust”) and Narasimhulu Neelagaru, M.D. (“Dr. Neel”) in a Schedule 13D filed with the SEC on February 22, 2023. Infinity Trust reported having sole voting and dispositive powers with respect to 1,153,312 shares, and Dr. Neel reported having sole voting and dispositive powers with respect to 221,334 shares. Bryan Cohen and Suleka Neelagaru, M.D., as the members of IL Advisors, LLC, the trustee of Infinity Trust, may be deemed to have control over Infinity Trust. Dr. Neel is the grantor and initial protector of Infinity Trust and the father of Dr. Suleka Neelagaru.
(4)	Each KSOP participant may instruct the KSOP trustee how to vote the shares of common stock held in the participant’s KSOP account. In the event the participant fails to give timely voting instructions to the trustee with respect to the voting of the shares of common stock held in the participant’s KSOP account, and in the case of shares held by the KSOP but not allocated to any participant’s account, the trustee will vote such shares in the same proportion as directed by the participants who directed the trustee as to the manner of voting the shares held in their KSOP accounts with respect to each proposal.

The following table sets forth, as of September 18, 2023, certain information as to the shares of common stock beneficially owned by our current directors and named executive officers and by all current directors and executive officers as a group. The address of each person in the table is: c/o HomeTrust Bancshares, Inc., 10 Woodfin Street, Asheville, North Carolina 28801.

Name	Amount and Nature of Beneficial Ownership(1)(2)		Percent of Class(6)
Sidney A. Biesecker	39,192	(3)	0.23%
Keith J. Houghton	38,955	(3)	0.22
Robert E. James, Jr.	29,697		0.17
Laura C. Kendall	32,622		0.19
Craig C. Koontz	37,511		0.22
Rebekah M. Lowe	2,877		0.02
F.K. McFarland, III	46,374	(4)	0.27
Narasimhulu Neelagaru, M.D.	1,374,646	(5)	7.91
Kristin Y. Powell	23,269	(3)	0.13
John F. Sprink, II	17,582	(3)	0.10
Dana L. Stonestreet	370,327	(3)	2.12
John A. Switzer	6,143		0.04
Tony J. VunCannon	110,728	(3)	0.64
C. Hunter Westbrook	129,792	(3)	0.74
Richard T. Williams	33,622		0.19
Directors and Executive Officers as a Group (18 persons)	2,353,623	(3)	13.29

(1)	Amounts include shares held directly, as well as shares held jointly with family members, in retirement accounts, in a fiduciary capacity, by certain family members, by certain related entities or by trusts of which the directors and executive officers are trustees or substantial beneficiaries, with respect to which shares the respective director or executive officer may be deemed to have sole or shared voting and/or dispositive powers. The holders may disclaim beneficial ownership of the included shares which are owned by or with family members, trusts or other entities.
(2)	Included in the shares beneficially owned by the directors and executive officers are options to purchase shares of the Company’s common stock which are currently exercisable or which will become exercisable within 60 days after September 18, 2023, as follows: Mr. Biesecker – 3,700 shares; Mr. Houghton – 25,000 shares; Mr. James – 12,000 shares; Ms. Kendall – 12,000 shares; Mr. Koontz – 3,700 shares; Mr. McFarland – 2,300 shares; Ms. Powell – 9,300 shares; Mr. Sprink – 9,400 shares; Mr. Stonestreet – 130,500 shares; Mr. VunCannon – 25,000 shares; Mr. Westbrook – 62,000 shares; Mr. Williams – 12,000 shares; and all directors and executive officers as a group – 329,900 shares.
(3)	Includes shares held in KSOP accounts, as follows: Mr. Biesecker – 2,019 shares; Mr. Houghton– 3,386 shares; Ms. Powell – 2,882 shares; Mr. Sprink – 1,715 shares; Mr. Stonestreet – 358 shares; Mr. VunCannon – 27,985 shares; Mr. Westbrook – 5,942 shares; and all directors and executive officers as a group – 70,178 shares.
(4)	Includes 3,800 shares held by Mr. McFarland’s spouse.
(5)	Includes 1,153,312 shares held by Infinity Trust. See footnote 3 to the immediately preceding table.
(6)	Shares subject to options that are currently exercisable or that will become exercisable within 60 days after September 18, 2023 are deemed outstanding for purposes of calculating the percentage ownership of the person holding those options but are not treated as outstanding for purposes of calculating the percentage ownership of any other person.

PROPOSAL I. ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of 11 members but will be reduced to ten members upon the retirement of Dana L. Stonestreet as a director effective at the completion of the annual meeting. Approximately one-third of the Company’s directors are elected annually. Directors of the Company generally are elected to serve for a three-year term or until their respective successors are elected and qualified.

The following table sets forth certain information regarding the composition of the Company’s Board of Directors, including each director’s term of office. The Board of Directors, acting on the recommendation of the Governance and Nominating Committee, has recommended and approved the nominations of Robert E. James, Jr., Craig C. Koontz and F.K. McFarland, III. Messrs. James and Koontz have each been nominated for a three-year term to expire at the annual meeting of stockholders to be held in calendar year 2026. Mr. McFarland has been nominated for a one-year term to expire at the annual meeting of stockholders to be held in calendar year 2024, at which time it is expected he will retire as a director, as previously reported by the Company. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the authority to vote for a nominee is withheld) will be voted at the annual meeting FOR the election of these director nominees. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend, acting on the recommendations of the Governance and Nominating Committee. Except as disclosed in this proxy statement, there are no arrangements or understandings between any nominee and any other person pursuant to which the nominee was selected.

Name	Age(1)	Position(s) Held in the Company and the Bank	Director Since(2)	Term of Office Expires in Calendar Year
		NOMINEES
Robert E. James, Jr.	72	Director	2016	2026
Craig C. Koontz	73	Director	2010	2026
F. K. McFarland, III	66	Director	2003	2024
DIRECTORS REMAINING IN OFFICE
Sidney A. Biesecker	72	Director	2010	2024
John A. Switzer	66	Director	2019	2024
C. Hunter Westbrook	60	Director, President and Chief Executive Officer of the Company and the Bank	2021	2024
Richard T. Williams	70	Director	2016	2024
Laura C. Kendall	71	Director	2016	2025
Rebekah M. Lowe	64	Director	2020	2025
Narasimhulu Neelagaru, M.D.	73	Director	2023	2025

(1)  As of June 30, 2023.

(2)  Includes service as a director of the Bank.

Mandatory Director Retirement Bylaw Provision

Section 12(a) of Article II of the Company’s bylaws provides generally that a person who is 72 years of age or older shall not be eligible for election, re-election, appointment or re-appointment to the Company’s Board of Directors and shall also not be eligible to continue to serve as a director beyond the annual meeting of stockholders of the Company immediately following the director becoming 72 years of age.

Section 12(b) of Article II grants the Board discretion to exempt a director who (i) was a director of the Company on June 30, 2016 and (ii) is between 72 and 74 years of age, from mandatory retirement until the Company’s next annual meeting of stockholders. This discretion may be exercised by the Board only if it finds that the exemption is in the best interest of the Company based on the qualifications considered in the selection of directors.

Section 12(c) of Article II provides that Section 12(a) does not apply to the initial term of Dr. Neel as a director of the Company, as contemplated by and subject to the provisions of Section 6.11 of the Agreement and Plan of Merger, dated as of July 24, 2022 (the “Quantum Merger Agreement”), by and between the Company and Quantum Capital Corp. (“Quantum”), pursuant to which Quantum merged with and into the Company effective February 12, 2023. Section 12(c) further provides that if, following the end of Dr. Neel’s initial term as a director of the Company, (i) Dr. Neel and Infinity Trust own five percent or more of the outstanding shares of the Company’s common stock and (ii) Dr. Neel is in good standing as a director of the Company and desires to continue serving as a director of the Company, then subject to any legal or bank regulatory requirements, he may be nominated by the Board for election by the Company’s stockholders for up to two additional one-year terms, as contemplated by Section 6.11(a) of the Quantum Merger Agreement.

Board Diversity and Refreshment

Seven of our 11 directors, representing a majority of the Board, are individuals who became directors of the Company within the past seven years. Of these seven newer directors:

●	two are women (29% of newer directors);

●	two belong to racial minority groups (29% of newer directors); and

●	six are independent (86% of newer directors).

Our Board has been greatly enhanced by the fresh and diverse perspectives of these directors.

On August 6, 2021, the SEC approved amendments to the Listing Rules of the NASDAQ Stock Market (“NASDAQ”) related to board diversity. New Listing Rule 5605(f) (the “Diverse Board Representation Rule”) requires each NASDAQ-listed company, subject to certain exceptions, (1) to have at least one director who self-identifies as female, and (2) to have at least one director who self-identifies as Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander, two or more races or ethnicities, or as LGBTQ+, or (3) to explain why the company does not have at least two directors on its board who self-identify in the categories listed above. In addition, new Listing Rule 5606 (the “Board Diversity Disclosure Rule”) requires each NASDAQ-listed company, subject to certain exceptions, to provide statistical information about the company’s board of directors, in a uniform format, related to each director’s self-identified gender, race, and self-identification as LGBTQ+.

Although we are not required to fully comply with the Diverse Board Representation Rule until 2025, we believe we presently meet the requirements of that rule based on the self-identified characteristics of the current members of our Board of Directors. The following matrix contains the statistical information required by the Board Diversity Disclosure Rule.

Board Diversity Matrix (As of September 1, 2023)
Total Number of Directors: 11
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	9	--	--
Part II: Demographic Background
African American or Black	--	1	--	--
Alaskan Native or Native American	--	--	--	--
Asian	--	1	--	--
Hispanic or Latinx	--	--	--	--
Native Hawaiian or Pacific Islander	--	--	--	--
White	2	7	--	--
Two or More Races or Ethnicities	--	--	--	--
LGBTQ+	--
Did Not Disclose Demographic Background	--

Business Experience and Qualifications of Our Directors

The business experience of each of our directors, other than Mr. Stonestreet (whose term as a director will not continue after the annual meeting due to his retirement from the Board), for at least the past five years and the experience, qualifications, attributes, skills and areas of expertise of each such director that further supports his or her service as a director are set forth below. Unless otherwise indicated, each such director has held his or her current occupation and employment position for the past five years.

Robert E. James, Jr. Mr. James has over 42 years of experience in the banking industry and is currently President of Robert E. James Advisors, LLP. In this capacity he works with CEOs and other executives of public and private companies to improve company performance and their leadership skills. From 2012 to 2015, he worked for Grant Thornton LLP as a Senior Advisor in their Banking and Securities Industry Practice. Prior to 2012, he worked for Fifth Third Bank, North Carolina (President and CEO 2008-2012), First Charter Corporation (President and CEO 2004-2008; Chief Banking Officer 1999-2004), and Centura Banks, Inc. (Executive Vice President 1989-1999). He is a current board member for the Salvation Army, Charlotte Area Command. In addition, he has served as Vice-Chair for the Board of Directors of Fifth Third Bank, North Carolina (2011-2014), served on the Board of Directors of the North Carolina Bankers Association (Chair 2007-2008), served as a board member for UNC Chapel Hill – Board of Visitors and has served as Chairman of the Staff-Parish Relations Committee, and a member of the Executive Committee, for Providence United Methodist Church in Charlotte. Mr. James joined the Board effective April 1, 2016 after having served as an advisory director of HomeTrust Bancshares and HomeTrust Bank since October 1, 2015.

Mr. James’s many years of experience in the banking industry, including having served as a CEO and in other senior executive positions, make him a valuable member of the Board.

Craig C. Koontz. In June 2016, Mr. Koontz retired as Eastern Region Director of Information Technology of Atrium Windows and Doors, Inc., a manufacturer of residential vinyl and aluminum windows and patio doors, a position he held since 2011. Prior to being promoted to that position, Mr. Koontz served as IT Director for Atrium's North Carolina operations since 2002. From 1999 to 2002, Mr. Koontz served as Corporate IT Project Manager for Lifestyle Furnishings International, and from 1978 to 1999 served as Vice President of Information Technology and Customer Service for Lexington Furniture Industries. In addition, Mr. Koontz served as Chair of the Transition Committee of First Presbyterian Church Lexington and is an elder. He also volunteers for Crisis Ministry of Davidson County/Homeless Shelter and Habitat for Humanity. Mr. Koontz has also served as President of the Lexington Rotary Club, President of Hospice of Davidson County, and Chairman of the Lexington City Board of Education. Mr. Koontz became a director of HomeTrust Bank in 2010.

Mr. Koontz worked in the information technology field for over 45 years, 40 of which involved supporting systems that provide information used in financial reporting systems. This has given Mr. Koontz a sound understanding of internal and external auditing matters, especially with regard to information technology. Coupled with his knowledge of and experience with information technology matters in general, this has made Mr. Koontz a valued member of the Board.

F.K. McFarland, III. Mr. McFarland has served as President of McFarland Funeral Chapel, Inc. Mr. McFarland has served on a number of other community boards, including the board of trustees of St. Luke's Hospital, the zoning board for Tryon, North Carolina, the Hospice of the Carolina Foothills, the Polk County, North Carolina Chamber of Commerce, the American Cancer Society – Polk County Unit (as Chairman) and the Forbes Foundation, a philanthropic organization. Mr. McFarland joined the Board of Directors of HomeTrust Bank in 2003.

Mr. McFarland adds value to the Board through his experience as a small business owner and operator for over 30 years and his strong ties to the local community from his other board service.

Sidney A. Biesecker. On January 31, 2015, Mr. Biesecker retired as Senior Vice President of HomeTrust Bank and President for HomeTrust Bank's Industrial Federal Bank division, positions he had held since HomeTrust Bank's acquisition of Industrial Federal Bank in February 2010. Prior to the acquisition, Mr. Biesecker held various officer positions for Industrial Federal Bank since 1974, including President and Chief Executive Officer since 1990. Mr. Biesecker was appointed to the Board of Directors of HomeTrust Bank in 2010. Mr. Biesecker has served on the boards and committees of numerous community organizations. Mr. Biesecker currently serves as Past Chair of Home Solutions of Davidson County, located in Lexington, North Carolina.

From over 40 years working for Industrial Federal Bank, Mr. Biesecker brings to the Board extensive knowledge of nearly all areas of banking operations and experience in all aspects of risk management.

John A. Switzer. Mr. Switzer recently retired as the Managing Partner of the Charlotte office of KPMG LLP, and the Market Leader for KPMG’s Coastal Business Unit, encompassing offices in the Carolinas, Florida, and Puerto Rico. Over his 38-year career at the firm, he held various leadership roles which also included serving as the Managing Partner of the Cleveland, Louisville, and Lexington, Kentucky offices, as well as other leadership roles within the firm. Throughout his career, Mr. Switzer served as the lead audit partner for numerous publicly traded global and domestic companies in multiple industries. Mr. Switzer is a director of Barings BDC, Inc., a publicly traded business development company, where he has served as the audit committee chairman. He is also a director of Barings Capital Investment Corporation, a privately held business development company, where he serves on the audit committee. In addition, he is a director of Weisiger Group and a board member for the Foundation for the Mint Museum and the National Association of Corporate Directors Carolinas Chapter. He has served on numerous other not-for-profit boards in several cities throughout his career. Mr. Switzer joined the Board effective September 3, 2019 after having served as an advisory director of HomeTrust Bancshares and HomeTrust Bank since January 1, 2019.

Mr. Switzer’s background as a business leader, a CPA and a lead audit partner for public companies, as well as his extensive board experience, is of great benefit to our board of directors.

C. Hunter Westbrook. Mr. Westbrook currently serves as President and Chief Executive Officer of HomeTrust Bancshares and HomeTrust Bank. Prior to September 1, 2022, Mr. Westbrook served as President and Chief Operating Officer of HomeTrust Bancshares and President and Chief Executive Officer of HomeTrust Bank. Prior to September 1, 2021, Mr. Westbrook served as Senior Executive Vice President and Chief Operating Officer of HomeTrust Bancshares since October 2018, President and Chief Operating Officer of HomeTrust Bank since October 2020 and Senior Executive Vice President and Chief Operating Officer of HomeTrust Bank from October 2018 to September 2020. Before that, Mr. Westbrook served as Executive Vice President (Senior Vice President prior to December 22, 2014) and Chief Banking Officer of HomeTrust Bancshares and HomeTrust Bank since June 2012. Mr. Westbrook began his career in banking with TCF Bank in Minneapolis and later joined TCF National Bank Illinois as Senior Vice President of Finance. In 2004 he was promoted to Executive Vice President of Retail Banking for Illinois, Wisconsin and Indiana markets that included 250 branches and $4 billion in deposits. He also served as President and Chief Executive Officer of First Community Bancshares in Texas, from 2006 to 2008, where he was responsible for repositioning the bank’s retail operating model and implemented the bank’s retail and corporate lending product offerings. In his most recent role prior to joining HomeTrust Bancshares and HomeTrust Bank, Mr. Westbrook served as Executive Vice President and Chief Operations Officer from 2008 to 2010 and as President and Chief Executive Officer from 2010 to 2012 of Second Federal Savings and Loan Association of Chicago, where he significantly grew core operating revenue, net checking account balances, and repositioned the bank’s entire product line.

Mr. Westbrook joined the Board effective September 1, 2021. Mr. Westbrook’s decades of experience as a senior executive in the banking industry and 11 years of service with HomeTrust Bank make him a valued addition to the Board.

Richard T. Williams. Mr. Williams recently retired as Vice President (“VP”) of Corporate Community Affairs at Duke Energy Corporation and President of the Duke Energy Foundation. Over his 37-year career at Duke Energy Corporation, he held various leadership roles which included VP of Environmental, Health & Safety, VP of Enterprise Field Services, VP of Diversity & Talent Management, VP of Diversity, Ethics & Compliance and Chief Compliance Officer, and VP of Business & Community Relations. Mr. Williams is a director of Coca-Cola Consolidated, Inc. He also is a current board member for Atrium Health and the Billy Graham Evangelistic Association. In addition, he has served on various other boards throughout his career, including UNC Chapel Hill - Board of Trustees (Chair 2003-2005), Chapel Hill Chamber of Commerce (Chair 1995-1996), UNC General Alumni Association (Chair 2002), Durham Chamber of Commerce (Chair 2002), Greater Charlotte YMCA (Chair 2011-2013), The Mint Museum (Chair 2011-2013), Central Piedmont Community College, National Association of Corporate Directors – Carolinas Chapter and Bank of Commerce (2008-2014). Additionally, he was recognized as one of the Top 100 directors for 2020 nationally by the National Association of Corporate Directors and was named one of 2015’s “Heroes of the Fortune 500” for good works by employees of the nation’s largest companies. North Carolina’s Governor also conferred the Order of the Long Leaf Pine on Mr. Williams, one of North Carolina’s most prestigious honors. Mr. Williams joined the Board effective April 1, 2016 after having served as an advisory director of HomeTrust Bancshares and HomeTrust Bank since October 1, 2015.

Mr. Williams brings to the Board extensive business experience gained from a variety of leadership roles within a large organization, as well as strong ties to the local community.

Laura C. Kendall. Ms. Kendall is a Senior Managing Director at Aurora Management Partners and has over 40 years of financial and management experience. She has been with Aurora Management Partners since 2013 and prior to that worked in numerous leadership roles with Tanner Companies LLC (President 2008-2013; Chief Operating Officer 2006-2008; and Chief Financial Officer 2003-2006), CFOdynamics LLC (CEO 2002-2003), Delhaize America, Inc. (CFO 1999-2002), and its subsidiary, Food Lion, Inc. (CFO 1997-2002), F&M Distributors, Inc. (CFO 1988-1996), and Perry Drug Stores, Inc. (VP of Finance 1986-1988). Ms. Kendall is a registered CPA and a member of the American Institute of CPAs. She is a previous member of the Board of Directors at Bank of Commerce and of Charles & Colvard (2003-2011). Ms. Kendall joined the Board effective April 1, 2016 after having served as an advisory director of HomeTrust Bancshares and HomeTrust Bank since October 1, 2015.

Ms. Kendall’s broad business background and accounting expertise make her a valued member of the Board.

Rebekah M. Lowe. Ms. Lowe is the Chief Executive of Fizzywork Executive Coaching, a position she has held since 2012. Previously, Ms. Lowe was with Wachovia Bank (now Wells Fargo) beginning in 1982 and rose through the ranks to serve both East Florida and Western North Carolina as Regional President before her departure in 2007. A broad banking career included serving as a branch manager, regional risk administration manager, state retail banking manager, state mortgage manager, and mergers and integrations manager for three different acquisitions. As Regional President, she had overall responsibility for consumer, commercial, wealth, real estate, and dealer banking in the regions she served. She also held the title of Executive Vice President of Wachovia Bank since 2002.

Ms. Lowe graduated from Georgetown University’s Leadership Coaching Program. She completed the University of North Carolina at Chapel Hill’s Executive Leadership Program and the Duke University’s Senior Management Development Program, and was a member of Leadership North Carolina. Ms. Lowe has served on many community boards and executive committees, including those of The United Way, Chambers of Commerce, YMCA of Western North Carolina, and Sisters of Mercy of North Carolina Foundation. Ms. Lowe joined the Board effective September 1, 2020 after having served as an advisory director of HomeTrust Bancshares and HomeTrust Bank since January 10, 2020.

Ms. Lowe’s extensive experience in the banking industry and in working with executive-level employees on the development of leadership skills make her a valued member of the Board.

Narasimhulu Neelagaru, M.D. Upon selling his medical practice in Gainesville, Georgia in 2017, Dr. Neel retired after more than 40 years in his field as a board-certified cardiologist. He founded Quantum and its subsidiary, Quantum National Bank, in 1995, where he served as Chairman and Chief Executive Officer, and was Quantum’s majority shareholder up until its merger with the Company effective February 12, 2023. The Quantum Merger Agreement provides for the appointment of Dr. Neel as a director of the Company for an initial term ending at the Company’s annual meeting of stockholders immediately following his attaining 75 years of age. Consistent with this provision, on June 26, 2023, Dr. Neel was appointed as a director of the Company to serve in the class of directors whose terms expire in calendar year 2025. The Quantum Merger Agreement further provides that after the end of Dr. Neel’s initial term, he may serve for up to two additional one-year terms as a director of the Company if he and Infinity Trust continue to own five percent or more of the then-outstanding shares of the Company’s common stock, subject to any legal or bank regulatory requirements. The Quantum Merger Agreement entitles Dr. Neel to simultaneously serve as a director of the Bank so long as a majority of the directors of the Company are directors of the Bank.

Dr. Neel currently serves on the boards of the Indian American International Chamber of Commerce and International Development Foundation, Inc., and has served on the boards of CIGNA Health Spring Insurance Company, the Athens Area Coalition of Physicians, the Jackson County Area Chamber of Commerce, and the Community Bankers Association of Georgia.

Dr. Neel’s broad business experience, both in the medical and banking fields, as well as his continued service to the local Georgia community, make him a welcome addition to the Board.

Executive Officers Who Are Not Also Directors

Set forth below is a description of the business experience for at least the past five years of each executive officer who is not also a director of the Company. Each executive officer’s age is as of June 30, 2023.

Tony J. VunCannon. Mr. VunCannon, age 58, is a certified public accountant and has served as Executive Vice President (Senior Vice President prior to December 22, 2014), Chief Financial Officer and Treasurer of HomeTrust Bank since July 2006 and as Corporate Secretary of HomeTrust Bank since September 2017. From March 1997 to June 2006, Mr. VunCannon served as Vice President and Treasurer of HomeTrust Bank and from April 1992 to February 1997, Mr. VunCannon served as Controller of HomeTrust Bank. In addition, Mr. VunCannon has served as Executive Vice President (Senior Vice President prior to December 22, 2014), Chief Financial Officer and Treasurer of HomeTrust Bancshares since HomeTrust Bank’s mutual-to-stock conversion and as Corporate Secretary of HomeTrust Bancshares since September 2017. Previously, Mr. VunCannon was employed by KPMG in Charlotte, North Carolina.

Kristin Y. Powell. Ms. Powell, age 47, joined HomeTrust Bancshares and HomeTrust Bank in July 2015. From July 2015 to May 2020, Ms. Powell served as Director of Residential Mortgage Lending, and from June 2020 to June 2022, Ms. Powell served as Executive Vice President, Consumer Banking Group Executive. As of July 2022, Ms. Powell was promoted to Executive Vice President, Consumer and Business Banking Group Executive. Her experience in the banking and financial services industry spans over 20 years. Prior to joining HomeTrust, she served for over 13 years at PNC in senior leadership and strategic positions throughout the Southeast. Currently, she provides direction and leadership to our Consumer and Business Banking lines of business, which include Mortgage, Retail, Business Banking, and Professional Investment Bank services.

John F. Sprink, II. Mr. Sprink, age 58, joined HomeTrust Bancshares and HomeTrust Bank in November 2014 as Senior Vice President and Market President, leading HomeTrust’s de novo entrance into the Raleigh, North Carolina market. In May 2023, Mr. Sprink was promoted to Executive Vice President, Commercial Banking Group Executive. His experience in the banking industry of more than 30 years includes leadership roles at Central Carolina Bank/SunTrust and TrustAtlantic Bank.

Keith J. Houghton. Mr. Houghton, age 61, has served as Executive Vice President (Senior Vice President prior to December 22, 2014) and Chief Credit Officer of HomeTrust Bank since March 2014. Mr. Houghton has more than 30 years of experience in the banking industry. For nearly 17 years, he held a variety of senior positions in the credit and lending areas with StellarOne Corporation, a Charlottesville, VA-based bank holding company with approximately $3 billion in assets, and its predecessors, until the sale of StellarOne to another bank in January 2014. The most recent of those positions was Chief Credit Risk Officer, which Mr. Houghton held since 2007.

Marty T. Caywood. Mr. Caywood, age 51, joined HomeTrust Bank in May 1995 and has served as Executive Vice President and Chief Information Officer since April 2019. During his time at HomeTrust Bank, he has served in multiple capacities, developing and implementing technology initiatives across the organization. In 2014, Mr. Caywood assumed the role of Director of Information Technology and was promoted to Senior Vice President and Chief Technology Officer in September 2017. In addition to maintaining existing enterprise systems, he provides technical direction to all lines of business and has led numerous operational process improvement initiatives.

Megan Pelletier. Ms. Pelletier, age 44, joined HomeTrust Bancshares and HomeTrust Bank in May 2022 as Executive Vice President, Chief People Officer. In July 2023, Ms. Pelletier was promoted to Executive Vice President, Chief Operations and People Officer and gained responsibility for deposit and loan operations and project management functions, while retaining leadership of human resources. Her experience spans 20 years of banking and financial industry roles as an operational and commercial line of business employee, as well as a human resources leader. Prior to joining HomeTrust, she served in several key roles at SouthState Bank in Charlotte, North Carolina, most recently as Senior Vice President, Director of Talent Acquisition. While at SouthState she also held the positions of Director of Commercial Operations, Human Resources Manager and Human Resources Business Partner.

Lora Jex. Ms. Jex, age 44, joined HomeTrust Bancshares and HomeTrust Bank in August 2023 as Executive Vice President and Chief Risk Officer. Ms. Jex has more than 20 years of banking and financial industry experience at institutions ranging from $3 billion to $30 billion in assets. Before joining HomeTrust, she served as Chief Compliance Officer at Southern First Bank in Greenville, South Carolina and at South State Bank in Columbia, South Carolina. She has also held positions at The Savannah Bancorp, Dixon Hughes Goodman LLP, Crowe Chizek & Company and Troy Bank & Trust.

Environmental, Social and Governance Matters

We view ourselves as a regional community bank positioned for smart growth—dedicated to maintaining the core values and culture that reflect our brand and commitment to solid, long-term value for all our stakeholders. We consider environmental, social and governance (“ESG”) matters to be an integral part of our business and are committed to continuous progression of our ESG efforts.

Environmental

Recent initiatives to reduce our environmental impact have included:

●	Completely redesigning our branch office back-end infrastructure to no longer rely on local servers and instead communicate directly with our two data center locations, significantly reducing our electricity usage.

●	Modernizing and consolidating our data centers with more energy-efficient equipment and migrating select software platforms and workloads to cloud providers.

●	Recycling older hardware and related equipment, enabling their valuable components to be reused instead of ending up in landfills.

●	Enforcing power saving settings, such as requiring all employee desktop monitors to turn off after 15 minutes of inactivity.

●	Converting all interior and exterior conventional lighting fixtures at our facilities to LED lighting.

●	Using photocells on parking lot lights and illuminated signage.

●	Replacing high energy water heaters with tankless, on-demand water heaters.

●	Reducing lawn irrigation to fewer days per week while installing more drought-resistant plantings.

●	Monthly monitoring of utility usage at all our facilities.

●	Incorporating solar technology into window glass replacements.

●	Reducing our use of paper by using electronic communication and storage for various internal reporting, board reports, and proxy materials.

●	Transitioning all vendors to paperless invoicing and encouraging customers to transition to online banking, receive digital delivery of documents, and use electronic signatures.

●	Reducing offsite document storage requirements and record retention of paper.

●	Ongoing activities to reduce our environmental impact include paper and plastic recycling in all locations and auto shut-off lighting in certain areas.

Social

Our Communities

Supporting individuals and businesses in our local communities is a top priority for us. We employ a full-time Community Development Officer and a full-time Community Development Mortgage Originator (working solely with low-to-moderate income (“LMI”) applicants). We also maintain a Community Reinvestment Act and Fair Lending Management Committee responsible for the governance and oversight of the following activities:

●	Providing financial and professional expertise to individuals living in LMI or majority-minority areas or to non-profit organizations that primarily serve individuals and small businesses in those areas.

●	Donations to non-profit organizations that primarily serve individuals or small businesses in LMI and minority communities.

●	Community lending to individuals or organizations in support of affordable housing, community services, economic development, community revitalization, and other activities such as obtaining grant assistance that are responsive to the needs of individuals where we have office locations.

●	Investments in bonds, certificates of deposit, LMI loan pools, and equity that are designed to support individuals living in LMI or minority areas.

●	Establishment of policies, procedures, analytics and training to prevent discriminatory lending practices.

Community development initiatives in the past fiscal year have included:

●	Provided first mortgage loan opportunities through our Homeownership Now mortgage lending program, as well as various state- and federal-based programs (NC, TN Housing and USDA, FHA, VA), to qualified LMI first-time homebuyers.

●	Maintained approved lender status with a myriad of organizations that support affordable direct mortgage assistance to LMI populations, first-time homebuyers, veterans, and others that may qualify. Facilitated grant and forgivable financing options through NC Housing Finance Agency, FHLB Atlanta Set-Aside program, as well as various municipal programs to secure over $156,000 in funding, supporting home purchase transactions totaling over $1.7 million.

●	Partnered with Habitat for Humanity (“Habitat”) in Wake County, North Carolina to originate mortgage loans for families purchasing new homes through Habitat. We have expanded this program with Habitat in Asheville and Charlotte, North Carolina, as well as Greenville, South Carolina. To date, we have made aggregate commitments to this program of more than $20 million, including originations of over $4 million.

●	Promoted financial literacy programs by providing FDIC Money Smart curriculum at no cost and partnering with the Banzai financial education program in several public schools. A new financial literacy task force was created to develop and implement a consistent curriculum for all markets served and develop partnerships to deliver these classes on an ongoing basis with local after school programs, specifically those in LMI communities.

●	Provided first-time home buyer seminars that included a road map to the buying and lending process and identified resources such as financial education and down payment assistance programs.

●	Supported a variety of non-profit organizations through approximately $530,000 in donations and sponsorships that work to make positive impacts on our communities with a focus on financial education, affordable housing, and essential community services to LMI individuals.

●	Made over $70 million in investments that promote LMI housing, including mortgages purchased from non-profit organizations, U.S. government-sponsored enterprises, low-income equity tax credits, and certificates of deposit.

●	Establish a paid time off (“PTO”) benefit for our employees that provides every employee with eight hours of paid volunteer time to give back to the communities where they live and work.

●	Provided over 1,000 hours through our employee volunteer community service activities.

●	Provided over $40 million of Community Development lending through loans and leases to developers, non-profit entities, and municipalities. These loans benefit communities through services to LMI individuals, job creation and stabilization, economic development, and affordable housing.

Our Employees

Key aspects of our human capital management include the following:

●	Talent Acquisition. We recruit, hire, and promote employees based on their individual ability and experience and in accordance with Affirmative Action and Equal Employment Opportunity laws and regulations.

●	Employee Retention and Engagement. We offer competitive compensation and benefit packages, and a strong work culture centered on highly ethical, team-focused behavior. We provide regular performance feedback and encourage collaboration across the company through open dialogue and focused execution while seeking diverse perspectives.

We believe a strong corporate culture and employee engagement is crucial to the success of the company. In 2023, we conducted a comprehensive employee engagement survey, with a high level of employee participation, to gain perspective on what we do well and our opportunities for improvement. In addition, we continued deepening the understanding of our 33 culture fundamentals, which we introduced in late 2022. Our culture fundamentals are a behavior-based set of expectations, intended to support the Company’s core values and increase overall employee engagement.

In 2023, HomeTrust was recognized as one of the top 20 Great Employers to Work for in North Carolina, by Best Companies Group. This recognition was a testament to our commitment to enhancing the employee experience and our significant investments in improving the culture of our workplace, expansion of inclusive benefits, increased employee communication, training and education opportunities. Collectively, these initiatives are designed to have a teammate- first work environment to boost employee morale, engagement, and job satisfaction.

●	Community Engagement. We are committed to serving and strengthening the communities in which we live, work and play and believe this commitment fosters strong and rewarding relationships with our clients and community partners. Community Service Leave (“CSL”) is awarded annually to employees to foster volunteerism with charitable organizations of their choice throughout the year. All employees are eligible for CSL and may use it throughout the calendar year to participate in eligible community service activities. We also offer employee events focused on giving back to non-profits in the communities we serve through our “Heart of HTB” initiative.

●	Safety and Well-Being. Valuing our people, our greatest asset, means that good health, safety, and well-being practices, both at home and at work, are woven into the fabric of our culture. We provide access to financial wellness counseling services and promote the health and wellness of our employees by strongly encouraging work-life balance and a healthy lifestyle. We offer a confidential assistance program for employees and those living in their households, which provides tools, resources, and counseling at no charge to them. We provide a wellness program that delivers products, services, and tools to help employees maintain a healthy life, and provide a competitive PTO program, which employees may use for vacation, personal time, and illnesses.

●	Diversity, Equity, Inclusion. We recognize the importance of having a workforce that reflects the diversity of the communities we serve, and we are committed to continuous progression of a more equitable, diverse, and inclusive workplace. As of June 30, 2023, our senior management team was 40% female, and our broader employee population self-identified as follows: 66% female and 15% a member of a minority demographic.

Governance

Our Board of Directors and management are committed to sound and effective corporate governance practices. Certain aspects of these practices, including the leadership structure of our Board and the Board’s role in risk oversight, the Board’s committees, our Code of Ethics and Conduct, our stock ownership guidelines for directors and executive officers and our director and executive compensation programs, are discussed in the sections that follow. We believe the diversity of our directors has significantly enhanced the effectiveness of our Board. This topic is discussed in greater detail in the “Board Diversity and Refreshment” section above.

Director Independence

The following directors of the Company, constituting a majority (nine of 11 directors) of the Board, have been determined to be “independent directors,” as that term is defined in NASDAQ Listing Rule 5605(a)(2): Biesecker, James, Kendall, Koontz, Lowe, McFarland, Neelagaru, Switzer and Williams.

Board Leadership Structure and Role in Risk Oversight

Leadership Structure. Prior to September 1, 2022, we combined the positions of Chief Executive Officer and Chairman into one position, which had been held by Mr. Stonestreet. We believe this structure was appropriate because of the primarily singular operating environment of the Company and HomeTrust Bank, with our predominant focus on being a provider of retail and commercial banking services. Having the Chief Executive Officer and Chairman involved in the daily operations of this focused line of operations improves the communication between management and the Board and ensures that the Board’s interest is represented in our daily operations, particularly with regard to risk management. Effective September 1, 2022, as part of the Company’s senior management succession planning, Mr. Westbrook was promoted to Chief Executive Officer of the Company and Mr. Stonestreet became Executive Chairman, a position Mr. Stonestreet is expected to hold until he retires from the Board upon the expiration of his term as a director at the annual meeting. The Board has not yet determined who will succeed Mr. Stonestreet as Chairman. Because Mr. Stonestreet will remain an employee of the Company until his retirement, the Board continues to believe it is appropriate to designate a non-management director (currently Director Williams) to serve as lead director. The lead director is responsible for presiding over executive sessions of the non-management directors held outside the presence of the Chairman, and for serving as a liaison between the non-management directors and the Chairman.

Role in Risk Oversight. Risk is inherent with the operation of every financial institution, and how well an institution manages risk can ultimately determine its success. We face a number of risks, including but not limited to credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of the risks we face, while the Board has ultimate responsibility for the oversight of risk management. The Board believes that risk management, including setting appropriate risk limits and monitoring mechanisms, is an integral component and cannot be separated from strategic planning, annual operating planning, and daily management of our business. Consistent with this approach as well as based on the belief that certain risks require an oversight focus that a Board committee can better provide, the Board has delegated the oversight of certain risk areas to certain committees of the Board. The responsibilities of the Executive and Risk Committee of the Board of Directors include enterprise risk management, which encompasses the primary risks faced by HomeTrust Bank in its operations. The responsibilities of the Audit Committee of the Board of Directors include assisting the Board with respect to potential financial risks to the Company. The responsibilities of the Compensation Committee of the Board of Directors include the consideration of risks in connection with incentive and other compensation programs. See “Board Meetings and Committees.” These committees regularly provide reports of their activities and recommendations to the full Board. In addition, members of senior management regularly attend meetings of the Board to report to the Board on the primary areas of risk that we face.

Cybersecurity risk is a key consideration in the operational risk management capabilities at HomeTrust Bank. We maintain a formal information security management program, which is subject to oversight by, and reporting to, the Executive and Risk Committee. Given the nature of our operations and business, including the Bank’s reliance on relationships with various third-party providers in the delivery of financial services, cybersecurity risk may manifest itself through various business activities and channels, and it is thus considered an enterprise-wide risk that is subject to control and monitoring at various levels of management throughout the Bank. The Executive and Risk Committee oversees and reviews reports on significant matters of corporate security, including cybersecurity.

Board Meetings and Committees

The current members of the Boards of Directors of the Bank and the Company are identical. Meetings of the Company’s and the Bank’s Boards of Directors are generally held eight times per year. In those months when the Boards of Directors do not meet, the Boards’ Executive and Risk Committee meets. During the fiscal year ended June 30, 2023, the Board of Directors of the Company held nine meetings and the Board of Directors of the Bank held nine meetings. During fiscal year 2023, no incumbent director attended fewer than 75% of the aggregate of the total number of meetings of each Board and the total number of meetings held by the committees of each Board on which committees he or she served during the period in which he or she served.

The Company’s Board of Directors has the following standing committees, which are summarized below: Audit Committee; Compensation Committee; Executive and Risk Committee; Governance and Nominating Committee; Asset/Liability Committee; and Mergers and Acquisitions Committee.

Audit Committee. The Audit Committee is currently comprised of Directors Kendall (Chair), Biesecker, Koontz, McFarland and Switzer, each of whom is “independent,” as independence for audit committee members is defined in the NASDAQ Listing Rules. The Company’s Board of Directors has determined that each of Ms. Kendall and Mr. Switzer is an “audit committee financial expert,” as defined in Item 407(d)(5) of SEC Regulation S-K.

The Audit Committee operates under a written charter adopted by the Company’s Board of Directors, a copy of which is available on the Company’s website, located at www.htb.com, by clicking “Investor Relations,” then “Corporate Information” and then “Governance Documents.” The Audit Committee is appointed by the Company’s Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to: the integrity of the Company’s consolidated financial statements and the accounting and financial reporting processes; the systems of internal accounting and financial controls; compliance with legal and regulatory requirements and the Company’s policies; the annual independent audits of the Company’s consolidated financial statements and internal control over financial reporting; the independent auditors’ qualifications and independence; the performance of the Company’s internal audit department and independent auditors; and any other areas of potential financial risk to the Company specified by its Board of Directors. The Audit Committee also is responsible for hiring, retaining and terminating the Company’s independent auditors. In addition, the Audit Committee reviews, at least annually, the Company’s Code of Ethics and Conduct. The Audit Committee met 11 times in fiscal 2023.

Compensation Committee. The Compensation Committee is currently comprised of Directors Koontz (Chair), James, Lowe and Williams, each of whom is an “independent director,” as that term is defined in the NASDAQ Listing Rules. The Compensation Committee is responsible for reviewing and evaluating executive compensation and administering the Company’s compensation and benefit programs. The Compensation Committee also is responsible for:

●	reviewing from time to time the Company’s compensation and incentive plans and, if the Committee believes it to be appropriate, amending these plans or adopting new plans;

●	overseeing the evaluation of management and determining the compensation for executive officers, including salary, bonus, short-term incentives, long-term incentives and all other forms of compensation, including participation in tax-qualified and non-qualified benefit plans. This includes evaluating performance following the end of incentive periods and setting specific awards for executive officers;

●	reviewing and approving the amount of the Company’s matching and profit sharing contributions under the KSOP each year;

●	performing such duties and responsibilities as may be assigned to the Committee under the terms of any executive or employee compensation plan;

●	reviewing annually all employment contracts of the Company’s executive officers and approving the amendment, extension or termination of such contracts as deemed appropriate, and considering any proposed new employment contracts with executive officers;

●	periodically reviewing and recommending to the Board the appropriate level of compensation and the appropriate mix of cash compensation and equity compensation for Board and Board committee service; and

●	overseeing succession planning for the Company’s executive management team.

The Compensation Committee operates under a formal written charter, a copy of which is available on the Company’s website, located at www.htb.com, by clicking “Investor Relations,” then “Corporate Information” and then “Governance Documents.” In fiscal year 2023, the Compensation Committee met seven times.

The charter of the Compensation Committee authorizes the committee to retain a consultant to assist the committee in carrying out its responsibilities. Pursuant to this authority, the Compensation Committee retained the consulting firm of Pearl Meyer & Partners, LLC (“Pearl Meyer”). For additional information regarding the role of Pearl Meyer, see “Executive Compensation—Compensation Discussion and Analysis-What Guides Our Program-Role of Independent Compensation Consultant.”

The charter of the Compensation Committee does not specifically provide for delegation of any of the authorities or responsibilities of the committee. For a discussion of the role of executive officers in setting executive pay, see “Executive Compensation—Compensation Discussion and Analysis-What Guides Our Program-Role of Executive Officers in Determining Compensation.”

Executive and Risk Committee. The Executive and Risk Committee is currently comprised of Directors Williams (Chair), James, Kendall, Koontz, Stonestreet and Westbrook. The Executive and Risk Committee is authorized to exercise the power of the Board of Directors between Board meetings, to the extent permitted by applicable law, and performs the duties of the Loan Committee in the months the full Board of Directors does not meet. The responsibilities of the Executive and Risk Committee also include:

●	periodically review and approve the Company’s enterprise risk management program activities and related frameworks;

●	review and discuss the following with management: the Company’s risk appetite statement and risks to corporate strategy; alignment of strategy and business objectives with the Company’s stated mission, vision and core values; significant business decisions, including capital allocations, funding and dividend-related decisions, to understand the risks to the Company; responses to significant fluctuations in the performance of the Company or the risks impacting the Company; and corporate culture and desired behaviors, including responses to instances of deviations from core values;

●	coordinate with other Board committees, including the Audit and Compensation Committees, to assist in the performance of their duties and responsibilities with respect to risk management, to share information and to avoid duplication of efforts;

●	review and approve the Chief Risk Officer’s assessment of the risks with employee compensation and incentive practices;

●	review and approve policies, systems and processes for risk data aggregation and model governance;

●	receive and discuss with the Chief Risk Officer the Company’s major risk exposures and corporate risk profile and review steps taken by management to monitor, manage and mitigate significant risk exposures;

●	review the activities of management-level committees to identify, monitor and respond to the Company’s significant risks;

●	review and approve enterprise risk policies that reflect the Company’s risk management philosophies, principles, and risk limits;

●	receive and review reports from the Chief Risk Officer and other members of management regarding the state and maturity of the Company’s overall risk management program;

●	receive and review communications from the Chief Risk Officer and other members of management on the results of risk management activities, including any emerging risks and risk topics to enhance the Executive and Risk Committee members’ knowledge and awareness of key risks that may impact the Company;

●	review and discuss with management any audit and examination results and other reports from regulatory authorities relating to the Company’s risk management activities;

●	review management’s process for the reporting of all independent loan review results directly to the full Board;

●	receive and review reports from management at least annually on the Company’s insurance program; and

●	review and approve the Company’s information security program and receive reports from management on the status of the program activities and any significant risks to the Company or customers.

The Executive and Risk Committee operates under a formal written charter, a copy of which is available on the Company’s website, located at www.htb.com, by clicking “Investor Relations,” then “Corporate Information” and then “Governance Documents.” The Executive and Risk Committee met four times during fiscal year 2023.

Governance and Nominating Committee. The Governance and Nominating Committee is currently comprised of Directors Williams (Chair), James, Kendall and Lowe, each of whom is an “independent director,” as that term is defined in the NASDAQ Listing Rules. The Governance and Nominating Committee is responsible for identifying and recommending director candidates to serve on the Board of Directors. Final approval of director nominees is determined by the full Board, based on the recommendations of the Governance and Nominating Committee. The nominees for election at the annual meeting identified in this proxy statement were recommended to the Board by the Governance and Nominating Committee.

The Governance and Nominating Committee operates under a formal written charter adopted by the Board, a copy of which is available on the Company’s website, located at www.htb.com, by clicking “Investor Relations,” then “Corporate Information” and then “Governance Documents.” The Governance and Nominating Committee has the following responsibilities under its charter:

●	recommend to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;

●	recommend candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in the Company’s charter and bylaws relating to the nomination or appointment of directors, giving consideration to the candidate’s particular experience, qualifications, attributes or skills in view of the following criteria, as applicable:

honesty/integrity/reputation; commitment to the long-term success of the Company and stock ownership; right fit/collaborative leader/builds consensus/team builder; commitment and time to fulfill responsibilities; ability to read and understand financial statements; expertise in strategic thinking and planning; diversity of Board members; financial management expertise; understanding and knowledge of banking industry and trends; bank accounting expertise, experience as a CPA/CFO/auditor/other relevant experience and/or meets SEC “Audit Committee Financial Expert” definition; director/senior executive of a company comparable in size and/or complexity to the Company (or larger) with recent operating experience; experience with mergers/acquisitions; expertise in technology, including e-commerce and business continuity planning; expertise in enterprise risk management; experience as a human resources executive or related experience in culture change, recruiting and retaining talent; and any other factors that the Governance and Nominating Committee may deem appropriate.

The Governance and Nominating Committee considers these criteria, and any other criteria established by the Board, in the context of an assessment of the operation and needs of the Board as a whole and the Board’s goal of maintaining diversity among its members;

●	review nominations submitted by stockholders addressed to the Company’s Corporate Secretary that comply with the requirements of the Company’s charter and bylaws. Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations;

●	review proposals submitted by stockholders for business to be conducted at annual meetings of stockholders;

●	determine the criteria for the selection of the Chair and Vice Chair/Lead Director of the Board and make recommendations to the Board for these positions;

●	annually recommend to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees as necessary;

●	recommend to the Board a set of corporate governance principles applicable to the Company, review those principles at least annually and perform the responsibilities assigned to the Committee under those principles. Implement other policies regarding corporate governance matters as deemed necessary or appropriate;

●	oversee an annual performance evaluation of the Board;

●	recommend advisory directors and emeritus directors; and

●	perform any other duties or responsibilities delegated to the Committee by the Board.

Nominations of persons for election to the Board of Directors may be made only by or at the direction of the Board of Directors or by any stockholder entitled to vote for the election of directors who complies with the notice procedures. Pursuant to the Company’s bylaws, nominations for directors by stockholders must be made in writing and received by the Corporate Secretary of the Company at the Company’s principal executive offices no earlier than 120 days prior to the meeting date and no later than 90 days prior to the meeting date. If, however, less than 100 days’ notice or public announcement of the date of the meeting is given or made to stockholders, nominations must be received by the Company not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or otherwise transmitted or the day on which public announcement of the date of the meeting was first made. In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in the Company’s bylaws.

The Governance and Nominating Committee met five times during fiscal year 2023.

Asset/Liability Committee. The Asset/Liability Committee is currently comprised of Directors Biesecker (Chair), McFarland, Stonestreet, Switzer and Westbrook. The Asset/Liability Committee is responsible for the approval of the Company’s investment and asset/liability management strategies, establishing related policies and monitoring compliance with those policies. During fiscal 2023, the Asset/Liability Committee met four times.

Mergers and Acquisitions Committee. The Mergers and Acquisitions Committee is currently comprised of Directors James (Chair), Lowe, Switzer and Williams. The Mergers and Acquisitions Committee is responsible for reviewing potential merger and acquisition transactions and, if appropriate, recommending such transactions to the Board of Directors for the Board’s consideration and approval. The Mergers and Acquisitions Committee met one time during fiscal 2023.

Stockholder Communications with Directors

Stockholders may communicate with the Board of Directors by writing to: Tony J. VunCannon, Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer, HomeTrust Bancshares, Inc., 10 Woodfin Street, Asheville, North Carolina 28801.

Board Member Attendance at Annual Stockholder Meetings

Although the Company does not have a formal policy regarding director attendance at annual stockholder meetings, directors are expected to attend these meetings absent extenuating circumstances. Each of the Company’s current directors attended the Company’s last annual meeting of stockholders.

Director Compensation

The current members of the Boards of Directors of the Bank and the Company are identical. The following table includes information regarding the compensation earned, for service as a director, by each individual who served on the Company’s Board of Directors during fiscal 2023 other than Mr. Stonestreet, the Company’s Chief Executive Officer prior to September 1, 2022 and Executive Chairman since September 1, 2022, and Mr. Westbrook, the Company’s President and Chief Operating Officer prior to September 1, 2022 and President and Chief Executive Officer since September 1, 2022. During fiscal 2023, Messrs. Stonestreet and Westbrook did not receive any compensation for their service as directors. For information regarding Mr. Stonestreet’s and Mr. Westbrook’s compensation for service as executive officers, see “Executive Compensation.”

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($)(3)	Option Awards ($)(4)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)		All Other Compensation ($)(6)	Total ($)
Sidney A. Biesecker(1)	$42,250	$31,513	$	---	$	---	$411	$74,174
Robert E. James, Jr.	47,500	31,513		---		---	411	79,424
Laura C. Kendall	58,250	31,513		---		---	411	90,174
Craig C. Koontz	58,750	31,513		---		411	411	91,085
Rebekah M. Lowe	43,750	31,513		---		---	411	75,674
F.K. McFarland, III	43,750	31,513		---		45,605	411	121,279
Narasimhulu Neelagaru, M.D.(2)	---	---		---		---	---	---
John A. Switzer	43,750	31,513		---		---	411	75,674
Richard T. Williams	66,750	31,513		---		148	411	98,822

(1)

Mr. Biesecker is a former employee of HomeTrust Bank. Information regarding compensation provided to him during fiscal 2023 for his service as former employee is provided under “Transactions with Related Persons.”

(2)	Dr. Neel became a director of the Company and the Bank on June 26, 2023.
(3)	Represents the grant date fair value under Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation (“ASC Topic 718”), of an award of 1,148 shares of restricted stock to each of Messrs. Biesecker, James, Koontz, McFarland, Switzer and Williams and Mses. Kendall and Lowe, which is scheduled to vest in full on February 11, 2024. The assumptions used in the calculation of the grant date fair value amount are included in Note 15 of the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023, filed with the SEC. As of June 30, 2023, each of Messrs. Biesecker, James, Koontz, McFarland, Switzer and Williams and Mses. Kendall and Lowe held 1,148 unvested shares of restricted stock.
(4)	As of June 30, 2023, each of Messrs. Biesecker and Koontz held options to purchase 3,700 shares of common stock, Mr. McFarland held options to purchase 2,300 shares of common stock and each of Messrs. James and Williams and Ms. Kendall held options to purchase 12,000 shares of common stock.
(5)	Includes the aggregate of (i) the change in the actuarial present value of the director’s accumulated benefit under HomeTrust Bank’s Director Emeritus Plan (the “Director Emeritus Plan”) from June 30, 2022 to June 30, 2023 and (ii) above-market interest on amounts deferred under HomeTrust Bank’s non-qualified deferred compensation plan (the “Deferred Compensation Plan”), respectively, as follows: Mr. Biesecker – (i) $0 and (ii) $0; Mr. James – (i) $0 and (ii) $0; Ms. Kendall – (i) $0 and (ii) $0; Mr. Koontz – (i) 0 and (ii) $411; Ms. Lowe – (i) $0 and (ii) $0; Mr. McFarland – (i) $45,250 and (ii) $355; Dr. Neel – (i) $0 and (ii) $0; Mr. Switzer – (i) $0 and (ii) $0; and Mr. Williams – (i) $0 and (ii) $148. Messrs. Biesecker, James, Switzer and Williams, Mses. Kendall and Lowe and Dr. Neel currently do not participate in the Director Emeritus Plan. For additional information, see “—Director Emeritus Plan.”
(6)	Represents dividends paid on unvested shares of restricted stock.

Director Retainer and Fees

During the fiscal year ended June 30, 2023, the compensation arrangement for non-employee directors consisted of the following: (i) an annual cash retainer of $34,000; (ii) a cash fee of $1,500 for each in-person Board meeting attended in excess of ten in-person meetings during the fiscal year; (iii) a cash fee of $750 for each in-person committee meeting attended and for each telephonic committee meeting attended lasting one hour or more; (iv) an annual restricted stock award with a value of approximately $30,000; and (v) an additional annual cash retainer of $15,000 for the Vice Chair and Lead Director, $10,000 for the Audit Committee Chair, $7,500 for the Compensation Committee Chair and $5,000 for the Governance and Nominating Committee Chair. There were no changes in the compensation arrangement for non-employee directors during the fiscal year.

Directors who are also employees of HomeTrust Bank do not receive an annual retainer or other fees for serving on the Board.

Equity-Based Compensation

At the Company’s annual meeting of stockholders held on January 17, 2013, its first meeting of stockholders following the July 2012 mutual-to-stock conversion of HomeTrust Bank, the Company’s 2013 Omnibus Incentive Plan was approved. The 2013 Omnibus Incentive Plan allowed for the grant of stock options, stock appreciation rights, restricted stock, restricted share units and cash awards to eligible participants. The 2013 Omnibus Incentive Plan was similar to equity-based incentive plans adopted by other newly converted thrift institutions.

At the Company’s annual meeting of stockholders held on November 14, 2022, the Company’s 2022 Omnibus Incentive Plan was approved. The 2022 Omnibus Incentive Plan permits the granting of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units. Upon the stockholders’ approval of 2022 Omnibus Incentive Plan, no future awards could be made under the 2013 Omnibus Incentive Plan.

As noted under “-Director Retainer and Fees,” for fiscal 2023, non-employee directors were to receive an annual restricted stock award with a value of approximately $30,000. Accordingly, on February 10, 2023, Messrs. Biesecker, James, Koontz, McFarland, Switzer, Williams and Mses. Kendall and Lowe were each granted 1,148 shares of restricted stock, which are scheduled to vest in full on February 11, 2024.

Director Emeritus Plan

Under the Director Emeritus Plan, upon termination of service as a director other than for cause, a participating director becomes an emeritus director and is entitled to be paid a monthly director emeritus fee as set forth in his or her joinder agreement to the Director Emeritus Plan, for the benefit period specified in the joinder agreement. Directors Biesecker and Stonestreet do not currently participate in the Director Emeritus Plan. Directors Biesecker and Stonestreet are entitled to additional benefits under HomeTrust Bank’s Executive Supplemental Retirement Income Plan (the “SERP”). Directors James, Kendall, Lowe, Neelagaru, Switzer, Westbrook and Williams do not participate in the Director Emeritus Plan, and it is expected that no future director will participate in the Director Emeritus Plan.

The specific Director Emeritus Plan benefits of each of the directors and former directors listed in the table under “Director Compensation” above who currently participate in the Director Emeritus Plan are described below. Each such participant is 100% vested in his or her benefits under the Director Emeritus Plan.

Director Koontz. Under his joinder agreement, Director Koontz is entitled to a 20-year director emeritus benefit in the annual amount of $30,000, with such amount increasing 5% per year after the first year of the benefit period.

Director McFarland. Under his joinder agreement, Director McFarland is entitled to a 20-year director emeritus benefit in the annual amount of $16,193, with such amount increasing 5% per year after the first year of the benefit period.

Code of Ethics and Conduct

We have adopted a Code of Ethics and Conduct (the “Code of Ethics”), which applies to all directors, officers and employees of the Company and its subsidiaries. The Code of Ethics reflects our expectation of honest and ethical conduct in all aspects of our business from all directors, officers and employees. A copy of the Code of Ethics is available on the Company’s website, located at www.htb.com, by clicking “Investor Relations,” then “Corporate Information” and then “Governance Documents.”

Stock Ownership Guidelines

We have adopted stock ownership guidelines applicable to our directors and executive officers in order to further align their interests with the interests of our stockholders. These guidelines are described under “Executive Compensation—Compensation Discussion and Analysis-Other Compensation Practices, Policies and Guidelines-Stock Ownership Guidelines.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

In this section, we provide an overview and analysis of our compensation programs, the material compensation policy decisions we have made under those programs, and the material factors we considered in making those decisions. Following this section, you will find a series of additional tables containing specific information about compensation paid or payable to the following individuals, whom we refer to as our “named executive officers” (“NEOs”):

●	Dana L. Stonestreet, Executive Chairman of the Company and the Bank*;

●	C. Hunter Westbrook, President and Chief Executive Officer of the Company and the Bank*;

●	Tony J. VunCannon, Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer of the Company and the Bank;

●	Kristin Y. Powell, Executive Vice President and Consumer and Business Banking Group Executive of the Company and the Bank;

●	John F. Sprink, II, Executive Vice President, Commercial Banking Group Executive of the Company and the Bank**; and

●	Keith J. Houghton, Executive Vice President and Chief Credit Officer of the Company and the Bank.

*Prior to September 1, 2022, Mr. Stonestreet was Chairman and Chief Executive Officer of the Company and Chairman of the Bank, and Mr. Westbrook was President and Chief Operating Officer of the Company and President and Chief Executive Officer of the Bank. Prior to September 1, 2021, Mr. Stonestreet was Chairman, President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of the Bank, and Mr. Westbrook was Senior Executive Vice President and Chief Operating Officer of the Company and President and Chief Operating Officer of the Bank. Prior to October 28, 2020, Mr. Stonestreet was also President of the Bank and Mr. Westbrook was Senior Executive Vice President and Chief Operating Officer of the Company and the Bank.

**Mr. Sprink became an executive officer effective May 1, 2023.

Executive Summary

Business Highlights. For the fiscal year ended June 30, 2023, compared to the previous fiscal year:

●	net income was $44.6 million, compared to $35.7 million;

●	diluted earnings per share were $2.80, compared to $2.23;

●	return on average assets was 1.16%, compared to 1.01%;

●	return on average equity was 10.43%, compared to 9.00%;

●	net interest income was $157.4 million, compared to $110.8 million;

●	net interest margin was 4.38%, compared to 3.38%;

●	provision for credit losses was $15.4 million, compared to a net benefit of $592,000;

●	noninterest income was $31.1 million, compared to $39.1 million;

●	net organic loan growth was $321.1 million, or 11.8%, compared to $91.2 million, or 3.4%; and

●	cash dividends were $0.39 per share, totaling $6.2 million, compared to $0.35 per share, totaling $5.5 million.

In February 2023, we completed our acquisition of Quantum, the holding company for Quantum National Bank, a $657 million-in-assets bank with two locations in the Atlanta metro area. We believe this transaction presents a unique opportunity to expand our franchise and enhance our profitability. The fourth quarter of fiscal 2023, which was our first full quarter following completion of the transaction, saw our annualized return on average assets improve to 1.39%. The transaction also gives us a new deposit origination channel focused on homeowners’ association relationships.

Our senior leadership team is focused on executing our strategic plan to deliver value to our customers and stockholders. At the core of that plan is our successful transformation from a mutual thrift institution to a full-service commercial bank. That transformation began with our conversion in 2012 from the mutual form of ownership to the stock form of ownership (the “Mutual-to-Stock Conversion” or the “Conversion”). Prior to the Conversion, we had only three lines of business – retail/consumer, mortgage and commercial – with limited offerings and limited capabilities. Today, we have more than ten lines of business, which have greatly improved our offerings and capabilities. We expect the continued maturity of these lines of business to drive growth in our earnings and positively impact our financial performance.

The following table compares our pre-Conversion and current lines of business:

2012: Pre-Conversion Business Lines	2023: Current Business Lines

● Retail/Consumer – Limited Offerings ● Mortgage – Old Savings and Loan Model ● Commercial – Very Limited Capabilities

Commercial

●     Commercial Real Estate

●     Commercial and Industrial

●     Middle Market Banking

●     Equipment and Municipal Finance

●     Treasury Management Services

Small Business Banking

●     Business Banking

●     Business Banking Centers

●     SBA Lending

Consumer Banking

●     Retail Banking Market Teams

●     Consumer Banking

●     Mortgage Banking

●     Investment Services

●     Professional Banking

Wholesale Lending

●     HELOCs Originated for Sale

●     Indirect Auto

●     FinTech Partnerships

Since the Conversion, we have also expanded geographically, adding larger growing, metro markets in Georgia, North Carolina, South Carolina, Virginia and Tennessee. We entered the Atlanta metro area upon completion of our acquisition of Quantum in February 2023. We currently have 34 banking offices. Our growth since the Conversion has been enabled by hiring experienced bankers to build out the necessary infrastructure to support our commercial lenders and new lines of business.

Pay for performance has been focused on the execution of our strategic plan to build a high performing bank. Our management team has delivered exceptional performance in transitioning us from a rural thrift with $1.5 billion in total assets prior to the Conversion to a full-service regional commercial bank with $4.6 billion in total assets as of June 30, 2023. The following changes in our balance sheet reflect the significant transformation management has accomplished in executing our strategic plan since the Conversion:

●	Commercial loans were 76% of total loans at June 30, 2023 compared to 33% at June 30, 2012.

●	One-four family mortgage loans were 14% of total loans at June 30, 2023 compared to 50% at June 30, 2012.

●	Checking deposits were 40% of total deposits at June 30, 2023 compared to 15% at June 30, 2012.

Say on Pay and Key Compensation Actions. On the “say on pay vote” at our last annual meeting of stockholders (held in November 2022), the percentage of votes cast in favor was approximately 95%. We currently hold a say on pay vote annually. We strive to keep an open dialogue with investors to ensure we hear and understand their perspectives. We carefully consider the feedback received from these discussions, as well as the results of our say on pay vote, in evaluating our executive compensation.

The Compensation Committee is steadfast in its commitment to align the Company’s executive compensation programs with stockholder interests and expectations, while balancing the need to attract, motivate and retain high-performing leaders. In pursuit of this commitment, the Compensation Committee made the following key compensation-related decisions during fiscal 2023:

●	Mr. Westbrook, who became our chief executive officer effective September 1, 2022, was granted 75% of the value of his fiscal 2023 annual equity award in performance-based restricted stock units and 25% in time-based restricted stock;

●	Mr. VunCannon, Ms. Powell and Mr. Houghton were granted 50% of the value of their fiscal 2023 annual equity awards in performance-based restricted stock units and 50% in time-based restricted stock;

●	increases in NEO base salaries during fiscal 2023 were generally merit-based and to maintain such salaries at approximately the 50th percentile of the survey benchmark data for their positions; and

●	cash awards under the Company’s short-term incentive program were based on the Company’s financial performance and pre-established individual goals.

Best-Practice Compensation Approaches. To support long-term value creation, we follow good governance practices, including the following:

Pay for performance, minimum performance requirements and capped payouts	Our annual incentives require minimum levels of performance before amounts are earned and also have a cap on maximum payouts. During fiscal 2023, three-fourths of our chief executive officer’s annual equity award was performance-based and one-half of the equity awards to other persons who were executive officers at the time of grant were performance-based.
Appropriate risk-taking	We set challenging, yet achievable performance goals that are centered around our internal financial plan, which we believe will not encourage risk taking outside the range of risk inherent in our business.
Clawback provisions	Our annual incentives are subject to clawback if we are required to restate our financial results.
Limited perquisites	Other than providing Mr. Stonestreet with a company automobile and providing Mr. Westbrook with an automobile allowance, we do not provide the NEOs with any perquisites or other personal benefits.
No golden-parachute excise tax gross-ups	We have not entered into any agreements that provide a golden parachute excise tax gross-up in the event of a change in control.
“Double-trigger” severance benefits in the event of a change in control	In the event of a change in control, the payment of severance benefits to the NEOs under their employment (Messrs. Stonestreet, Westbrook and VunCannon) and change in control severance (Ms. Powell and Messrs. Sprink and Houghton) agreements are set to a “double trigger.” This means that these severance benefits will not be paid unless there is also a qualifying termination of employment upon or after the change in control.
No repricing or exchanges of underwater stock options	Our 2013 Omnibus Incentive Plan and our 2022 Omnibus Incentive Plan both prohibit the repricing or exchange of underwater stock options without stockholder approval.
Significant stock ownership requirement	Our executive officers and directors are required to accumulate and hold our common stock equal to a multiple of base salary (three times base salary for the chief executive officer and one times base salary for each of the other NEOs) or annual Board retainer (five times annual retainer for each non-employee director).
No hedging or pledging	Our executive officers and directors are prohibited from hedging or pledging our securities.
Annual say on pay vote	The Company both seeks and values stockholder feedback and holds a say on pay vote every year.

What Guides Our Program

Compensation Philosophy and Objectives. The Compensation Committee of the Board of Directors administers our compensation and benefit programs. The Compensation Committee is responsible for setting and administering the policies which govern executive compensation. Our current compensation philosophy is designed to:

●	attract the right people and retain top performers;

●	be competitive with other companies of similar size and complexity;

●	reward and motivate behaviors consistent with our culture and values;

●	inspire and motivate employees, both individually and as a team, to execute our vision, business strategy and drive for enduring customer satisfaction; and

●	differentiate rewards for our top performers through performance-based compensation.

Our compensation philosophy is supported by the elements of our executive compensation program listed in the table below.

These compensation elements provide a balanced mix of guaranteed compensation and variable, at-risk compensation with an emphasis on annual and long-term incentives.

Compensation Element	Form	Description
Base Salary	Cash (Fixed)	Provides a competitive fixed rate of pay relative to similar positions in the market, and enables the Company to attract and retain critical executive talent.
Annual Incentives	Cash (Variable)	Focuses executives on achieving annual financial and strategic goals that drive long-term stockholder value by maturing our new lines of business to drive higher levels of earnings and value creation for stockholders.
Long-Term Incentives	Equity (Variable)	Provides incentives for executives to execute on longer-term financial/strategic growth goals that drive stockholder value creation and support the Company’s retention strategy.

Role of the Compensation Committee. The Compensation Committee oversees the executive compensation program for our NEOs. The Compensation Committee is comprised of independent, non-employee members of the Board. The Compensation Committee works very closely with its independent consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. The Compensation Committee operates under a formal written charter, a copy of which is available on the Company’s website, located at www.htb.com, by clicking “Investor Relations,” then “Corporate Information” and then “Governance Documents.”

The Compensation Committee makes all final compensation and equity award decisions regarding our chief executive officer and other NEOs.

Role of Executive Officers in Determining Compensation. For fiscal 2023, our chief executive officer (Mr. Stonestreet prior to September 1, 2022 and Mr. Westbrook effective September 1, 2022) recommended to the Compensation Committee the compensation of the NEOs other than himself. Our chief executive officer was not involved with any aspect of determining his own compensation.

Role of Independent Compensation Consultant. The Compensation Committee has engaged Pearl Meyer as its independent compensation consultant to review our executive and director compensation programs and arrangements from time to time. As a result of these reviews, the base salaries of the NEOs have been adjusted to reflect market-based levels using peer group and survey data. See “-Fiscal 2023 Executive Compensation Program in Detail-Base Salaries.” The Compensation Committee also consulted with Pearl Meyer in connection with the adoption and implementation of the Company’s Senior Leadership Incentive Plan and equity awards granted under the 2022 Omnibus Incentive Plan. See “-Fiscal 2023 Executive Compensation Program in Detail-Annual Incentives” and “-Fiscal 2023 Executive Compensation Program in Detail -Equity-Based Awards.”

Under its engagement letter, Pearl Meyer acknowledged that it was retained by and performs its services for the Compensation Committee. In performing work for the Compensation Committee, Pearl Meyer interacts with Company management as part of the process for developing information and data required by the Compensation Committee.

The Compensation Committee has assessed the independence of Pearl Meyer pursuant to the NASDAQ Listing Rules and the Compensation Committee has concluded that Pearl Meyer’s work for the Compensation Committee has not raised any conflict of interest.

Role of Peer Groups. In setting the NEOs’ compensation levels, the Compensation Committee typically reviews proxy statement data of compensation paid to the executive officers of other community banks comparable to us in size and complexity. The most recent such analysis, which was done in conjunction with a review of our compensation program by Pearl Meyer, included the following institutions, which ranged in asset size from $3.1 billion to $7.5 billion:

American National Bankshares, Inc.	Blue Ridge Bankshares, Inc.
Capital City Bank Group, Inc. Carter Bankshares, Inc. Civista Bancshares, Inc. Community Trust Bancorp, Inc.	CapStar Financial Holdings, Inc City Holding Company CNB Financial Corporation Farmers National Banc Corp.
First Community Bankshares, Inc.	Peoples Bancorp Inc.
Primis Financial Corp. SmartFinancial, Inc.	Republic Bancorp, Inc. Southern First Bancshares, Inc.
Stock Yards Bancorp, Inc.	Summit Financial Group, Inc.
Univest Financial Corporation

In addition to proxy statement data, Pearl Meyer analyzes the compensation paid to our executive officers using national survey data for the banking industry and selects a scope of institutions comparable to us in asset size.

Fiscal 2023 Executive Compensation Program in Detail

Base Salaries. We seek to provide our NEOs and other executives with a competitive annual base salary. We do so in order to attract and retain an appropriate caliber of talent for the position. Our base salary levels reflect a combination of factors, including competitive pay levels and the executive’s experience and tenure, individual performance and job responsibilities. We generally review salary levels annually to recognize these factors.

Effective July 4, 2022, Ms. Powell’s base salary was increased in conjunction with her promotion from Consumer Banking Group Executive to Consumer and Business Banking Group Executive. Effective September 1, 2022, in conjunction with Mr. Westbrook’s promotion to Chief Executive Officer of the Company and Mr. Stonestreet’s transition from that position to Executive Chairman, Mr. Westbrook’s base salary was increased and Mr. Stonestreet’s base salary was decreased. Effective September 26, 2022, Messrs. VunCannon, Sprink and Houghton received merit-based increases in their base salaries. Effective May 1, 2023, Mr. Sprink’s base salary was further increased (by $35,000) in conjunction with his promotion from Raleigh Market President to Commercial Banking Group Executive. These changes are reflected in the following table.

Name	Base Salary Before Change	Base Salary After Change	Percentage Change
Dana L. Stonestreet	$562,900	$420,000	(25.39)%
C. Hunter Westbrook	450,000	550,000	22.22
Tony J. VunCannon	272,650	280,830	3.00
Kristin Y. Powell	265,000	285,000	7.55
John F. Sprink, II	228,000	285,000	25.00
Keith J. Houghton	254,400	262,032	3.00

Effective October 1, 2023, each of the NEOs other than Mr. Stonestreet (who will be retiring as Executive Chairman on November 13, 2023) received increases in their base salaries that were merit-based and to maintain such salaries at approximately the 50th percentile of the survey benchmark data for their positions. These changes are reflected in the following table.

Name	Base Salary Before Increase	Base Salary After Increase	Percentage Change
C. Hunter Westbrook	$550,000	$600,000	9.09%
Tony J. VunCannon	280,830	320,000	13.95
Kristin Y. Powell	285,000	296,400	4.00
John F. Sprink, II	285,000	296,400	4.00
Keith J. Houghton	262,032	273,000	4.19

Annual Incentives. Under the Senior Leadership Incentive Plan, participating executive officers are generally eligible to earn an annual cash bonus ranging from 50% to 150% of their targeted incentive award opportunities based on the extent to which certain weighted performance goals have been achieved relative to a targeted level of performance. Executive officers receive a payout of 50% of their targeted incentive award opportunity if actual performance under a performance goal is at the threshold (minimum) level of performance, 100% of their targeted incentive award opportunity if actual performance is at the target level of performance, and 150% of their targeted incentive award opportunity if actual performance is at or above the stretch (maximum) level of performance, subject to the discretion of the Compensation Committee to modify awards.

Set forth below is a summary of the award opportunities for fiscal 2023 under the Senior Leadership Incentive Plan.

Dana L. Stonestreet

Targeted Incentive Award Opportunity (as a % of Base Salary):	55%
Targeted Incentive Award Opportunity (as a $ Amount):	$231,000
Performance Goals	Weighting
Pre-Tax, Pre-Provision Income	75%
Efficiency Ratio	25%

C. Hunter Westbrook

Targeted Incentive Award Opportunity (as a % of Base Salary):	50%
Targeted Incentive Award Opportunity (as a $ Amount):	$275,000
Performance Goals	Weighting
Pre-Tax, Pre-Provision Income	75%
Efficiency Ratio	25%

Tony J. VunCannon

Targeted Incentive Award Opportunity (as a % of Base Salary):	30%
Targeted Incentive Award Opportunity (as a $ Amount):	$84,249
Performance Goals	Weighting
Pre-Tax, Pre-Provision Income	75%
Efficiency Ratio	25%

Kristin Y. Powell

Targeted Incentive Award Opportunity (as a % of Base Salary):	40%
Targeted Incentive Award Opportunity (as a $ Amount):	$114,000
Performance Goals	Weighting
Pre-Tax, Pre-Provision Income	50%
Efficiency Ratio	25%
Division Profitability vs. Plan	25%

John F. Sprink, II

Targeted Incentive Award Opportunity (as a % of Base Salary):	40%
Targeted Incentive Award Opportunity for six months (as a $ Amount):	$57,000
Performance Goals	Weighting
Pre-Tax, Pre-Provision Income	50%
Efficiency Ratio	25%
Division Profitability vs. Plan	25%

Keith J. Houghton

Targeted Incentive Award Opportunity (as a % of Base Salary):	30%
Targeted Incentive Award Opportunity (as a $ Amount):	$78,610
Performance Goals	Weighting
Pre-Tax, Pre-Provision Income	75%
Efficiency Ratio	25%

Due to his serving as Interim Commercial Banking Group Executive from November 1, 2022 to April 30, 2023 which led to his promotion from Raleigh Market President to Commercial Banking Group Executive on May 1, 2023, Mr. Sprink participated in the Senior Leadership Incentive Plan for six months of fiscal 2023 and in the Company’s Management Incentive Plan for six months of fiscal 2023.

The following table outlines the Senior Leadership Incentive Plan performance goals for pre-tax, pre-provision income and the efficiency ratio (the “corporate performance goals”), and actual results for fiscal 2023, as well as the payout achievement of the corporate performance goals for fiscal 2023 (dollars in millions):

Corporate Performance Goal	Threshold	Target	Maximum	Actual Results	Payout Achievement As Calculated
Pre-Tax, Pre-Provision Income	$51.3	$60.4	$69.5	$70.1	150.0%
Efficiency Ratio	68.74%	64.31%	60.10%	61.86%	129.1%

The Senior Leadership Incentive Plan permitted the Compensation Committee to modify payout amounts at the committee’s discretion based on changes in key asset quality indicators and/or performance in comparison to a peer group. The Compensation Committee did not modify payout amounts for fiscal 2023 because the Committee determined that asset quality at fiscal year-end and the Company’s financial performance compared to its peer group were both strong.

The Company’s adjusted pre-tax, pre-provision income for fiscal 2023 (a 75% weighting in determining the awards payable to Messrs. Stonestreet, Westbrook, VunCannon and Houghton and a 50% weighting in determining the awards payable to Ms. Powell and Mr. Sprink) was $70.1 million, which was higher than the stretch level of performance of $69.5 million. The adjusted pre-tax, pre-provision income amount for fiscal 2023 excludes $2.8 million from the gain on sale of securities and fixed assets and $350,000 in expenses previously capitalized related to a technology project terminated during the fiscal year.

The Company’s adjusted efficiency ratio for fiscal 2023 (a 25% weighting in determining the awards payable to all NEOs) was 61.86%, which was lower (i.e., better) than the target level of performance of 64.31% but higher than the stretch level of performance of 60.10%. The adjusted efficiency ratio for fiscal 2023, which was calculated by dividing total noninterest expense of $115.6 million by total income of $186.8 million, includes in total income $1.2 million in tax equivalent adjustments for tax-free interest income on municipal leases, excludes from total income $2.8 million from the gain on sale of securities and fixed assets, and excludes from total noninterest expense $350,000 in expenses previously capitalized related to a technology project terminated during the fiscal year.

As noted above, the performance goals for Ms. Powell and Mr. Sprink included division profitability compared to the plan for the fiscal year (a 25% weighting in determining the awards payable to them). In the case of Ms. Powell, goals achieved included the profitability of the consumer and business banking lines of business, as well as the successful integration of these areas from the Quantum merger. Ms. Powell’s payout achievement of these goals (as a percentage of target) was determined to be 50%. In the case of Mr. Sprink, goals achieved included the increased profitability of the commercial banking line of business. Mr. Sprink’s payout achievement of these goals (as a percentage of target) was determined to be 83%.

As also noted above, Mr. Sprink participated in the Company’s Management Incentive Plan for six months in fiscal 2023. Goals achieved under this plan included solid individual and Raleigh market team performance in loan production, noninterest income, deposit growth, and division profitability. In addition, while serving as Interim Commercial Banking Group Executive from October 31, 2022 to April 30, 2023, Mr. Sprink received a stipend of $30,000, or $5,000 per month, for the additional work and responsibilities required by this role.

Based on the results discussed above, the following table shows the actual incentive award amounts earned for fiscal 2023 under the Senior Leadership Incentive Plan and, in the case of Mr. Sprink, the Management Incentive Plan. The payout amounts are also set forth in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

	Target Incentive Award Opportunity	Actual Award Payout	Actual Award Payout
Name	(as a % of Base Salary)	(as a % of Base Salary)	(as a $ Amount)
Dana L. Stonestreet	55%	80%	$334,428
C. Hunter Westbrook	50	72	398,129
Tony J. VunCannon	30	43	121,971
Kristin Y. Powell	40	48	136,543
John F. Sprink, II	40	54	155,072
Keith J. Houghton	30	43	113,806

The Senior Leadership Incentive Plan and Management Incentive Plan documents each contain a clawback provision, which provides that if we are required to restate our financial statements due to our material non-compliance with any financial reporting requirement, a participant must, unless otherwise determined in the sole discretion of the Committee, reimburse us to the extent any incentive payment to the participant was calculated based on financial results that were required to be restated.

Equity-Based Awards. Equity-based awards, which are currently granted under the Company’s 2022 Omnibus Incentive Plan, are designed to align the interests of award recipients with the interests of our stockholders by providing award recipients with the opportunity to share in the long-term appreciation, if any, in the Company’s stock price which may occur after their awards are granted.

During fiscal 2023, Messrs. Westbrook and VunCannon, Ms. Powell and Mr. Houghton were each granted performance-based restricted stock units, with performance measured by the cumulative fully diluted earnings per share of the Company over the three-year period ending June 30, 2025, calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), exclusive of the after-tax effects of (i) merger and consolidation costs, (ii) deleveraging programs implemented by the Company, (iii) changes in unrealized gain (loss) on speculative derivatives and (iv) other adjustments as determined by the Compensation Committee. Payout will range from 25% of the target number of shares for performance at 80% of target to 150% of the target number of shares for performance at 110% of target. The target number of shares underlying the performance-based awards to Messrs. Westbrook and VunCannon, Ms. Powell and Mr. Houghton were 7,891, 1,612, 2,181 and 1,504, respectively.

The following table illustrates the performance/payout structure of the performance-based restricted stock units awarded during fiscal 2023 to Messrs, Westbrook and VunCannon, Ms. Powell and Mr. Houghton. Payout amounts will be interpolated on a straight-line basis.

Measure	Performance/Payout	Threshold	Target	Maximum
EPS	Performance	80% of target	100% of target	110% of target
	Payout	25% of target	100% of target	150% of target

The following table shows the target number of shares underlying the performance-based restricted stock units awarded during fiscal 2023 to Messrs. Westbrook and VunCannon, Ms. Powell and Mr. Houghton and the fair value of such awards, as determined under ASC 718, on the grant date:

Name	Target # of Shares Underlying Performance-Based Restricted Stock Units	Grant Date Fair Value
C. Hunter Westbrook	7,891	$216,608
Tony J. VunCannon	1,612	44,249
Kristin Y. Powell	2,181	59,868
Keith J. Houghton	1,504	41,285

During fiscal 2023, Messrs. Westbrook and VunCannon, Ms. Powell and Mr. Houghton were also awarded shares of restricted stock with time-based vesting, as was Mr. Sprink. These awards are scheduled to vest in five equal annual installments commencing on the first anniversary of the grant date.

The following table shows the number of shares of time-based restricted stock awarded during fiscal 2023 to Messrs. Westbrook and VunCannon, Ms. Powell and Messrs. Sprink and Houghton and the fair value of such awards, as determined under ASC 718, on the grant date:

Name	# of Shares of Time-Based Restricted Stock	Grant Date Fair Value
C. Hunter Westbrook	2,635	$72,331
Tony J. VunCannon	1,615	44,332
Kristin Y. Powell	2,185	59,978
John F. Sprink, II	1,395	38,293
Keith J. Houghton	1,505	41,312

During fiscal 2021, Messrs. Stonestreet, Westbrook, VunCannon and Houghton were each granted performance-based restricted stock units, with performance measured by the cumulative fully diluted earnings per share of the Company over the three-year period ended June 30, 2023, calculated in accordance with GAAP, exclusive of the after-tax effects of (i) merger and consolidation costs, (ii) deleveraging programs implemented by the Company, (iii) changes in unrealized gain (loss) on speculative derivatives and (iv) other adjustments as determined by the Compensation Committee. Payout was to range from 25% of the target number of shares for performance at 80% of target to 111.2% of the target number of shares for performance at 150% of target.

The target number of shares underlying the performance-based awards granted during fiscal 2021 to Messrs. Stonestreet, Westbrook, VunCannon and Houghton were 7,076, 2,118, 1,096 and 1,017, respectively. The target and actual cumulative fully diluted earnings per share of the Company over the three-year period ended June 30, 2023, calculated as described above, were $4.56 and $7.00, respectively. Cumulative fully diluted GAAP earnings per share of $5.97 were adjusted for the prepayment penalties paid in fiscal 2021 related to the repayment of all our then-remaining long-term borrowings, expenses incurred in fiscal 2021 related to announced branch closures, and the gain on the sale of fixed assets and securities in fiscal 2023. Accordingly, the number of shares paid out to Messrs. Stonestreet, Westbrook, VunCannon and Houghton, following the Compensation Committee’s certification on September 11, 2023 of the level of performance achieved, were 10,614, 3,177, 1,644 and 1,526, respectively.

Other Compensation Practices, Policies and Guidelines

Stock Ownership Guidelines. Effective September 1, 2017, we adopted stock ownership guidelines applicable to our directors and executive officers in order to further align their interests with the interests of our stockholders. The minimum levels of common stock ownership under the guidelines are as follows: Chief Executive Officer – three times base salary; other executive officers – one times base salary; and non-employee directors – five times annual Board retainer. Shares qualifying for purposes of the guidelines include shares owned directly, shares owned indirectly in which the director or executive officer has a pecuniary interest, vested and unvested shares of time-based restricted stock, and shares underlying vested and unvested time-based restricted stock units. Unearned performance shares awarded to executive officers and unexercised stock options that are vested and in-the-money do not qualify for purposes of the guidelines.

Our directors and executive officers are required to satisfy their minimum levels of ownership by the end of the five-year period commencing on the next July 1st following their appointment or election as a director or hiring or designation as an executive officer. Progress toward, and compliance with, the minimum levels of ownership is assessed following the end of each fiscal year, with the value of stock holdings based on the closing price of our common stock on the last trading day of the applicable fiscal year (referred to as the “determination date”). If an individual does not meet the guidelines as of the applicable determination date, then until he or she meets the guidelines, he or she must retain 50 percent of his or her vested full value shares of common stock acquired as equity compensation after the determination date and is prohibited from selling shares acquired after the determination date upon exercise of stock options, other than shares sold for the purpose of paying the option exercise price and covering any tax obligation. As of June 30, 2023, all directors and executive officers either satisfied or were progressing toward their minimum levels of ownership, as applicable.

Violations of the guidelines by executive officers may result in adjustments to incentive-based compensation, including a requirement to receive incentive compensation in the form of Company common stock or the loss of future equity grants. The Company’s Board of Directors has the discretion to enforce the guidelines on a case-by-case basis, including the development of alternative guidelines to avoid the imposition of a severe hardship upon an individual director or executive officer.

Anti-Hedging and Pledging Policy. Our executive officers and directors are subject to a policy that specifically prohibits: 1) directly or indirectly engaging in hedging or monetization transactions, through transactions in the Company’s securities or through the use of financial instruments designed for such purpose; 2) engaging in short sale transactions in the Company’s securities; and 3) pledging the Company’s securities as collateral for a loan, including through the use of traditional margin accounts with a broker.

Deferred Compensation Plan. Under HomeTrust Bank’s Deferred Compensation Plan, directors and a select group of employees can elect to defer a portion of their cash compensation. Messrs. Stonestreet, VunCannon and Houghton are the only NEOs who currently participate in this plan. See “—Deferred Compensation Plan.”

Executive Medical Care Plan. HomeTrust Bank maintains an Executive Medical Care Plan (the “EMCP”), which is a nonqualified, deferred compensation plan under which certain key employees are given the opportunity to contribute toward, and to receive employer contributions toward, certain health and long-term care benefits, including the payment of health and long-term care plan premiums and the reimbursement of medical expenses. Messrs. Stonestreet and VunCannon are the only NEOs who currently participate in the EMCP. For additional information regarding the EMCP and the EMCP benefits of each of the participating NEOs, see “—Executive Medical Care Plan.”

Executive Supplemental Retirement Income Plan (SERP). Under HomeTrust Bank’s SERP, a participating executive is entitled to receive an annual supplemental retirement income benefit as specified in his or her joinder agreement to the SERP master agreement, payable monthly, commencing on his or her benefit eligibility date or on the date specified in his or her joinder agreement. Unless a different date is specified in the executive’s joinder agreement, the benefit eligibility date is the first day of the month next following the later of the month in which the executive attains age 55 or separates from service with the Bank (subject to a six-month delay for employees subject to Section 409A of the Internal Revenue Code to the extent necessary to comply with Section 409A) for any reason other than cause. Messrs. Stonestreet and VunCannon are the only NEOs who currently participate in the SERP. Both the SERP and the Director Emeritus Plan were established by HomeTrust Bank when it was a mutual institution to compensate senior executives and directors for their service to HomeTrust Bank in recognition of the fact that equity incentive plans are not available to mutual institutions. The Company has fully accrued for the expense associated with the present values of the accumulated benefits under the SERP and the Director Emeritus Plan. For additional information regarding the SERP and the specific terms of the SERP benefits of each of the participating NEOs, see “—Executive Supplemental Retirement Income Plan.”

KSOP. Effective July 1, 2015, the HomeTrust Bank 401(k) plan and the employee stock ownership plan (the “ESOP”) were combined to form the HomeTrust Bank KSOP (the “KSOP”). Participation in the 401(k) component of the KSOP is available to all of our employees who meet minimum eligibility requirements. This plan allows our employees to save money for retirement in a tax-advantaged manner. During fiscal 2023, we matched employee contributions, to the extent allowed under qualified plan limitations, fifty cents on the dollar up to 6% of compensation. Our contributions for fiscal 2023 under the 401(k) component of this plan to the NEOs are reflected as compensation for fiscal 2023 in the Summary Compensation Table under the “All Other Compensation” column.

The ESOP was established in connection with our Mutual-to-Stock Conversion in 2012. The ESOP trust purchased shares of HomeTrust Bancshares common stock in the Conversion using the proceeds of a loan from HomeTrust Bancshares. This borrowing is repaid over a period of 20 years using contributions from HomeTrust Bank to the trust fund. As each payment of principal and interest is made on the loan, a percentage of HomeTrust Bancshares common stock is allocated to eligible employees’ plan accounts, typically on an annual basis as of the end of the plan year. The ESOP component of the KSOP gives eligible employees an equity interest in HomeTrust Bancshares, thereby aligning their interests with the interests of our stockholders, and an additional retirement benefit in the form of HomeTrust Bancshares common stock.

The allocations made for the plan years ended December 31, 2020, December 31, 2021 and December 31, 2022 under the ESOP component of the KSOP to the NEOs are reflected as compensation for fiscal 2021, fiscal 2022 and fiscal 2023, respectively, in the Summary Compensation Table under the “All Other Compensation” column.

Other Employee Benefits. Other benefits, in which all employees generally may participate, include the following: medical and dental insurance coverage, vision care coverage, group life insurance coverage and long- and short-term disability insurance coverage. HomeTrust Bank reimburses employees with salaries in excess of $100,000 for the premium paid for long-term disability insurance.

Perquisites and Other Personal Benefits. Other than providing Mr. Stonestreet with a company automobile and providing Mr. Westbrook with an automobile allowance, we currently do not provide the NEOs with any perquisites or other personal benefits.

Employment and Change in Control Severance Agreements. The Company is a party to an amended and restated employment and transition agreement with Mr. Stonestreet, amended and restated employment agreements with Messrs. Westbrook and VunCannon and change in control severance agreements with Ms. Powell and Messrs. Sprink and Houghton. These agreements are intended to be closely aligned with market-based terms and best practices in the executive compensation area.

The agreements require a “double trigger” in order for any payments or benefits to be provided to the executive in connection with or following a change in control — in other words, both a change in control and an involuntary termination of employment (which includes a voluntary termination by the executive following a material reduction in his duties, responsibilities or benefits) must occur. The purpose of providing the change in control payments is to attract and retain top level executives of the highest caliber and mitigate the risk to these executives that their employment will be involuntarily terminated in the event we are acquired. At the same time, a change in control, by itself, will not automatically trigger a payout, as our intention is to induce the executive to remain employed following a change in control so long as the acquiror so desires without a material reduction in the executive’s duties, responsibilities or benefits.

For additional information, see “Employment and Transition Agreement with Mr. Stonestreet, Employment Agreements with Messrs. Westbrook and VunCannon and Change in Control Severance Agreements with Ms. Powell and Messrs. Sprink and Houghton.”

Summary Compensation Table

The following table sets forth information concerning the compensation paid to or earned by the NEOs for fiscal years 2023, 2022 and 2021:

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(4)		Option Awards ($)(5)		Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total Compensation ($)
Dana L. Stonestreet, Chairman of the Company and the Bank(1)	2023	$449,130	$	---	$	---	$	---	$334,428	$23,780	$30,839	$838,177
	2022	558,485		---		154,461		---	316,344	32,014	25,712	1,087,016
	2021	542,207		---		162,182		---	315,604	135,539	23,512	1,179,044

C. Hunter Westbrook, President and Chief Executive Officer of the Company and the Bank(1)	2023	529,615		---		288,939		---	398,129	---	27,013	1,243,696
	2022	440,385		---		112,265		86,770	210,965	---	26,671	877,056
	2021	394,029		---		97,112		---	172,000	---	25,470	688,611

Tony J. VunCannon, Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer of the Company and the Bank	2023	278,628		---		88,581		---	121,971	1,434	22,791	513,405
	2022	270,860		---		47,621		---	80,699	25,020	23,721	447,921
	2021	263,889		---		50,241		---	78,803	13,237	20,991	427,161

Kristin Y. Powell,	2023	284,231		---		119,847		---	136,543	---	20,593	561,214
Executive Vice President and Consumer and Business Banking Group Executive of the Company and the Bank(2)	2022	262,308		---		78,375		21,693	85,000	---	21,055	468,431

John F. Sprink, II, Executive Vice President and Commercial Banking Group Executive of the Company and the Bank(3)	2023	248,788		30,000		38,293		---	155,072	---	18,541	490,694

Keith J. Houghton, Executive Vice President and Chief Credit Officer of the Company and the Bank	2023	259,977		---		82,597		---	113,806	1,146	20,817	478,343
	2022	252,408		---		44,423		---	75,297	2,243	18,945	393,316
	2021	245,390		---		46,642		---	77,805	4,623	17,277	391,737

(1)	Prior to September 1, 2022, Mr. Stonestreet was Chairman and Chief Executive Officer of the Company and Chairman of the Bank, and Mr. Westbrook was President and Chief Operating Officer of the Company and President and Chief Executive Officer of the Bank. Prior to September 1, 2021, Mr. Stonestreet was Chairman, President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of the Bank, and Mr. Westbrook was Senior Executive Vice President and Chief Operating Officer of the Company and President and Chief Operating Officer of the Bank. Prior to October 28, 2020, Mr. Stonestreet was also President of the Bank and Mr. Westbrook was Senior Executive Vice President and Chief Operating Officer of the Company and the Bank.
(2)	No compensation information is provided for Ms. Powell for fiscal 2021 because she was not an NEO for that fiscal year.
(3)	No compensation information is provided for Mr. Sprink for fiscal 2021 or fiscal 2022 because he was not an NEO for those fiscal years. The $30,000 amount for Mr. Sprink for fiscal 2023 under the “Bonus” column represents a stipend he received, of $5,000 per month, while serving as Interim Commercial Banking Group Executive from October 31, 2022 to April 30, 2023, for the additional work and responsibilities required by this role.

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(4)	Represents the grant date fair values under ASC Topic 718 of stock awards. The assumptions used in the calculations of the grant date fair value amounts are included in Note 15 of the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023 filed with the SEC. The numbers of shares for the stock awards made during fiscal 2023 are provided in the Grants of Plan-Based Awards table. A portion of the stock awards for fiscal 2023 to Messrs. Westbrook and VunCannon, Ms. Powell and Mr. Houghton was in the form of performance-based restricted stock units. The value of the performance-based restricted stock units reflected in the table above is the grant date fair value based on probable outcomes at the date of grant. For each such award, the fair value at grant date reflected in the table above, and the value at grant date assuming the highest level of performance (maximum value), are as follows:

Name	Fair Value at Grant Date	Maximum Value at Grant Date
C. Hunter Westbrook	$216,608	$324,912
Tony J. VunCannon	44,249	66,374
Kristin Y. Powell	59,868	89,803
Keith J. Houghton	41,285	61,927

(5)	Represents the grant date fair values under ASC Topic 718, as estimated by using the Black-Scholes pricing model, of awards of options to purchase shares of the Company’s common stock. The assumptions used in the calculations of the grant date fair value amounts are included in Note 15 of the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023 filed with the SEC.
(6)	Amounts under this column for fiscal 2023 present the aggregate of (i) the change in the actuarial present value of the NEO’s accumulated benefit under the SERP from June 30, 2022 to June 30, 2023, (ii) above-market interest on amounts deferred under the Deferred Compensation Plan and (iii) above-market interest on amounts deferred under the EMCP, respectively, as follows: Mr. Stonestreet – (i) $14,455; (ii) $9,325; and (iii) $0; Mr. Westbrook – (i) $0; (ii) $0; and (iii) $0; Mr. VunCannon – (i) $0; (ii) $1,434; and (iii) $0; Ms. Powell – (i) $0; (ii) $0; and (iii) $0; Mr. Sprink – (i) $0; (ii) $0; and (iii) $0; and Mr. Houghton – (i) $0; (ii) $1,146; and (iii) $0. Amounts under this column for fiscal 2022 present the aggregate of (i) the change in the actuarial present value of the NEO’s accumulated benefit under the SERP from June 30, 2021 to June 30, 2022, (ii) above-market interest on amounts deferred under the Deferred Compensation Plan and (iii) above-market interest on amounts deferred under the EMCP, respectively, as follows: Mr. Stonestreet – (i) $13,766; (ii) $18,248; and (iii) $0; Mr. Westbrook – (i) $0; (ii) $0; and (iii) $0; Mr. VunCannon – (i) $22,213; (ii) $2,807; and (iii) $0; Ms. Powell – (i) $0; (ii) $0; and (iii) $0; and Mr. Houghton – (i) $0; (ii) $2,243; and (iii) $0. Amounts under this column for fiscal 2021 present the aggregate of (i) the change in the actuarial present value of the NEO’s accumulated benefit under the SERP from June 30, 2020 to June 30, 2021, (ii) above-market interest on amounts deferred under the Deferred Compensation Plan and (iii) above-market interest on amounts deferred under the EMCP, respectively, as follows: Mr. Stonestreet – (i) $76,343; (ii) $37,621; and (iii) $21,575; Mr. Westbrook – (i) $0; (ii) $0; and (iii) $0; Mr. VunCannon – (i) $0; (ii) $5,787; and (iii) $7,450; and Mr. Houghton – (i) $0; (ii) $4,623; and (iii) $0.
(7)	For Messrs. Stonestreet, Westbrook and VunCannon, Ms. Powell and Messrs. Sprink and Houghton, amounts under this column for fiscal 2023 consist of the following: Mr. Stonestreet –life insurance premiums paid by HomeTrust Bank of $1,242; reimbursement for long-term disability insurance premium paid by Mr. Stonestreet of $828; employer contributions under HomeTrust Bank’s 401(k) plan of $8,580; value as of December 31, 2022 of ESOP allocation of $8,663; dividends on unvested shares of restricted stock of $912; and dividend equivalents on performance-based restricted stock units that vested during fiscal 2023 of $10,614; Mr. Westbrook –life insurance premiums paid by HomeTrust Bank of $1,104; reimbursement for long-term disability insurance premium paid by Mr. Westbrook of $828; employer contributions under HomeTrust Bank’s 401(k) plan of $10,152; value as of December 31, 2022 of ESOP allocation of $8,663; dividends on unvested shares of restricted stock of $3,089; and dividend equivalents on performance-based restricted stock units that vested during fiscal 2023 of $3,177; Mr. VunCannon –life insurance premiums paid by HomeTrust Bank of $828; reimbursement for long-term disability insurance premium paid by Mr. VunCannon of $828; employer contributions under HomeTrust Bank’s 401(k) plan of $9,594; value as of December 31, 2022 of ESOP allocation of $8,663; dividends on unvested shares of restricted stock of $1,234; and dividend equivalents on performance-based restricted stock units that vested during fiscal 2023 of $1,644; Ms. Powell –life insurance premiums paid by HomeTrust Bank of $690; reimbursement for long-term disability insurance premium paid by Ms. Powell of $828; employer contributions under HomeTrust Bank’s 401(k) plan of $8,527; value as of December 31, 2022 of ESOP allocation of $8,663; and dividends on unvested shares of restricted stock of $1,885; Mr. Sprink –life insurance premiums paid by HomeTrust Bank of $690; reimbursement for long-term disability insurance premium paid by Mr. Sprink of $828; employer contributions under HomeTrust Bank’s 401(k) plan of $7,464; value as of December 31, 2022 of ESOP allocation of $8,329; and dividends on unvested shares of restricted stock of $1,230; and Mr. Houghton –life insurance premiums paid by HomeTrust Bank of $828; reimbursement for long-term disability insurance premium paid by Mr. Houghton of $828; employer contributions under HomeTrust Bank’s 401(k) plan of $7,799; value as of December 31, 2022 of ESOP allocation of $8,663; dividends on unvested shares of restricted stock of $1,173; and dividend equivalents on performance-based restricted stock units that vested during fiscal 2023 of $1,526. For Messrs. Stonestreet, Westbrook and VunCannon, Ms. Powell and Mr. Houghton, amounts under this column for fiscal 2022 consist of the following: Mr. Stonestreet –life insurance premiums paid by HomeTrust Bank of $1,242; reimbursement for long-term disability insurance premium paid by Mr. Stonestreet of $897; employer contributions under HomeTrust Bank’s 401(k) plan of $8,250; value as of December 31, 2021 of ESOP allocation of $10,017; dividends on unvested shares of restricted stock of $2,496; and dividend equivalents on performance-based restricted stock units that vested during fiscal 2022 of $2,810; Mr. Westbrook –life insurance premiums paid by HomeTrust Bank of $1,104; reimbursement for long-term disability insurance premium paid by Mr. Westbrook of $897; employer contributions under HomeTrust Bank’s 401(k) plan of $9,776; value as of December 31, 2021 of ESOP allocation of $10,017; dividends on unvested shares of restricted stock of $4,007; and dividend equivalents on performance-based restricted stock units that vested during fiscal 2022 of $870; Mr. VunCannon –life insurance premiums paid by HomeTrust Bank of $828; reimbursement for long-term disability insurance premium paid by Mr. VunCannon of $897; employer contributions under HomeTrust Bank’s 401(k) plan of $10,457; value as of December 31, 2021 of ESOP allocation of $10,017; dividends on unvested shares of restricted stock of $1,054; and dividend equivalents on performance-based restricted stock units that vested during fiscal 2022 of $468; Ms. Powell –life insurance premiums paid by HomeTrust Bank of $690; reimbursement for long-term disability insurance premium paid by Ms. Powell of $897; employer contributions under HomeTrust Bank’s 401(k) plan of $7,869; value as of December 31, 2021 of ESOP allocation of $10,017; and dividends on unvested shares of restricted stock of $1,582; and Mr. Houghton –life insurance premiums paid by HomeTrust Bank of $812; reimbursement for long-term disability insurance premium paid by Mr. Houghton of $796; employer contributions under HomeTrust Bank’s 401(k) plan of $5,831; value as of December 31, 2021 of ESOP allocation of $10,017; dividends on unvested shares of restricted stock of $1,021; and dividend equivalents on performance-based restricted stock units that vested during fiscal 2022 of $468. For Messrs. Stonestreet, Westbrook, VunCannon and Houghton, amounts under this column for fiscal 2021 consist of the following: Mr. Stonestreet –life insurance premiums paid by HomeTrust Bank of $1,337; reimbursement for long-term disability insurance premium paid by Mr. Stonestreet of $823; employer contributions under HomeTrust Bank’s 401(k) plan of $8,580; value as of December 31, 2020 of ESOP allocation of $9,076; and dividends on unvested shares of restricted stock of $3,696; Mr. Westbrook –life insurance premiums paid by HomeTrust Bank of $1,188; reimbursement for long-term disability insurance premium paid by Mr. Westbrook of $823; employer contributions under HomeTrust Bank’s 401(k) plan of $9,776; value as of December 31, 2020 of ESOP allocation of $9,076; and dividends on unvested shares of restricted stock of $4,607; Mr. VunCannon –life insurance premiums paid by HomeTrust Bank of $891; reimbursement for long-term disability insurance premium paid by Mr. VunCannon of $823; employer contributions under HomeTrust Bank’s 401(k) plan of $9,285; value as of December 31, 2020 of ESOP allocation of $9,076; and dividends on unvested shares of restricted stock of $916; and Mr. Houghton –life insurance premiums paid by HomeTrust Bank of $891; reimbursement for long-term disability insurance premium paid by Mr. Houghton of $823; employer contributions under HomeTrust Bank’s 401(k) plan of $5,464; value as of December 31, 2020 of ESOP allocation of $9,076; and dividends on unvested shares of restricted stock of $1,023.

28

Grants of Plan-Based Awards

								All Other		All Other
					Estimated Future			Stock		Option
		Estimated Possible Payouts			Payouts			Awards:		Awards:		Grant Date
		Under Non-Equity			Under Equity			Number of		Number of	Exercise	Fair Value
		Incentive Plan Awards			Incentive Plan Awards			Shares of		Securities	Price of	of Stock
								Stock or		Underlying	Option	and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units		Options	Awards	Option
Name	Date	($)(1)	($)(1)	($)(1)	(#)(2)	(#)(2)	(#)(2)	(#)		(#)	($/Sh)	Awards
Dana L. Stonestreet	08/18/22	$115,500	$231,000	$346,500	---	---	---	---		---	$ ---	$ ---

C. Hunter Westbrook	08/18/22	137,500	275,000	412,500	---	---	---	---		---	---	---
	02/10/23	---	---	---	1,973	7,891	11,837	---		---	---	216,608	(4)
	02/10/23	---	---	---	---	---	---	2,635	(3)	---	---	72,331	(4)

Tony J. VunCannon	08/18/22	42,125	84,249	126,374	---	---	---	---		---	---	---
	02/10/23	---	---	---	403	1,612	2,418	---		---	---	44,249	(4)
	02/10/23	---	---	---	---	---	---	1,615	(3)	---	---	44,332	(4)

Kristin Y. Powell	08/18/22	57,000	114,000	171,000	---	---	---	---		---	---	---
	02/10/23	---	---	---	545	2,181	3,272	---		---	---	59,868	(4)
	02/10/23	---	---	---	---	---	---	2,185	(3)	---	---	59,978	(4)

John F. Sprink, II	08/18/22	47,250	94,500	141,750	---	---	---	---		---	---	---
	02/10/23	---	---	---	---	---	---	1,395	(3)	---	---	38,293	(4)

Keith J. Houghton	08/18/22	39,305	78,610	117,914	---	---	---	---		---	---	---
	02/10/23	---	---	---	376	1,504	2,256	---		---	---	41,285	(4)
	02/10/23	---	---	---	---	---	---	1,505	(3)	---	---	41,312	(4)

(1)	For Messrs. Stonestreet, Westbrook and VunCannon, Ms. Powell and Mr. Houghton, represents the threshold (i.e., lowest), target and maximum amounts that were potentially payable for fiscal year 2023 under the Company’s Senior Leadership Incentive Plan, and for Mr. Sprink, represents the target amount that was potentially payable for fiscal year 2023 under the Company’s Senior Leadership Incentive Plan and Management Incentive Plan. The actual amounts earned under these awards for fiscal year 2023 are reflected in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. For additional information regarding the Senior Leadership Incentive Plan and Management Incentive Plan, see “Compensation Discussion and Analysis—Fiscal 2023 Executive Compensation Program in Detail-Annual Incentives.”
(2)	Represents the threshold (i.e. lowest), target and maximum number of shares issuable under performance-based restricted stock units based on performance over a three-year period. For additional information regarding these awards, see “Compensation Discussion and Analysis—Fiscal 2023 Executive Compensation Program in Detail-Omnibus Incentive Plan.”
(3)	Represents a restricted stock award with the following vesting schedule: 20% increments on February 11, 2024, 2025, 2026, 2027 and 2028.
(4)	Represents the grant date fair value of the award determined in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the award are included in Note 15 of the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023 filed with the SEC.

Employment and Transition Agreement with Mr. Stonestreet, Employment Agreements with Messrs. Westbrook and VunCannon and Change in Control Severance Agreements with Ms. Powell and Messrs. Sprink and Houghton

Employment and Transition Agreement with Mr. Stonestreet. On May 23, 2022, the Company entered into an amended and restated employment and transition agreement with Mr. Stonestreet (the “Transition Agreement”). The Transition Agreement provides for (i) the transition of Mr. Stonestreet to Executive Chairman of the Company and the Bank, which occurred effective September 1, 2022: (ii) the voluntary relinquishment of Mr. Stonestreet’s title as Chief Executive Officer of the Company, which occurred effective September 1, 2022, as part of his transition toward retirement; (iii) a decrease in Mr. Stonestreet’s salary to $420,000, which occurred effective September 1, 2022, to reflect his reduced responsibilities; (iv) the retirement of Mr. Stonestreet as Executive Chairman and a director of the Company and the Bank effective as of the date of the Company’s 2023 annual meeting of stockholders (i.e., November 13, 2023) or such earlier date as may be mutually agreed to by the parties (the “Separation Date”); and (v) the appointment of Mr. Stonestreet as a director emeritus of the Company effective immediately following the Separation Date.

The Transition Agreement provides that if Mr. Stonestreet remains employed as Executive Chairman of both the Company and the Bank until the Separation Date, he will receive a separation payment (the “Separation Payment”) equal to (a) the amount of cash compensation (as defined below) that would have been paid to him pursuant to the Transition Agreement as if he had experienced an involuntary termination (as defined below) on September 1, 2022, minus (b) the sum of the salary and any cash bonus paid to him after August 31, 2022, including any amounts deferred by him and excluding any bonus for services performed during the fiscal year ended June 30, 2022, with the Separation Payment payable in monthly installments through August 2024. In addition to the Separation Payment, if Mr. Stonestreet remains employed as Executive Chairman of both the Company and the Bank until his Separation Date, Mr. Stonestreet and his wife will have their Medicare premiums, as well as other insurance benefits (“Health and Other Insurance Benefits”), paid by the Company or the Bank through August 31, 2024.

Under the Transition Agreement, if Mr. Stonestreet is involuntarily terminated prior to the Separation Date, other than at the time of or within 12 months following a change in control of the Company or the Bank, he will receive, through August 31, 2024: (i) monthly payments of one-twelfth of the greater of his cash compensation or the Separation Payment; and (ii) continuation of the Health and Other Insurance Benefits. If Mr. Stonestreet is involuntarily terminated prior to the Separation Date at the time of or within 12 months following a change in control of the Company or the Bank, then in lieu of the benefits described in the immediately preceding sentence, Mr. Stonestreet will receive (i) a lump sum cash amount equal to three times his cash compensation, and (ii) continuation of the Health and Other Insurance Benefits until the three-year anniversary of the date of termination. The Transition Agreement provides that Mr. Stonestreet will either receive the full amount of these change in control severance payments or be cut back to the extent such payments would, or together with other payments would, be nondeductible under Section 280G of the Internal Revenue Code, whichever results in a greater after-tax benefit with Mr. Stonestreet paying any applicable excise tax.

The Transition Agreement provides that if Mr. Stonestreet dies while employed under the agreement, his estate or designated beneficiary will be entitled to receive: (i) a lump sum equal to the greater of (A) Mr. Stonestreet’s cash compensation for the remainder of the term of the agreement, reduced by the proceeds of any Company- or Bank-sponsored life insurance plan or policy covering Mr. Stonestreet, or (B) if Mr. Stonestreet died within six months prior to or 12 months following a change in control of the Company or the Bank, a lump sum cash amount equal to three times Mr. Stonestreet’s cash compensation; and (ii) the amounts of any benefits or awards which were earned with respect to the fiscal year in which Mr. Stonestreet died and which Mr. Stonestreet would have been entitled to receive had he remained employed, and the prorated amount of any bonus or incentive compensation for such fiscal year to which Mr. Stonestreet would have been entitled had he remained employed. The Transition Agreement also provides that if the Company terminates Mr. Stonestreet’s employment after having established that he has incurred a disability, then after exhaustion of all paid time off days allocated for the calendar year, the Company will pay to Mr. Stonestreet monthly one-twelfth of his cash compensation for the remaining term of the agreement, reduced by the proceeds of any disability plan then in effect. If Mr. Stonestreet’s employment is terminated on account of disability during the one year commencing on the effective date of a change in control of the Company or the Bank, he will receive his change in control severance payment and benefits as provided under the Transition Agreement.

Employment Agreements with Messrs. Westbrook and VunCannon. Effective September 11, 2018, the Company entered into amended and restated employment agreements with Messrs. Westbrook and VunCannon. The employment agreement with Mr. Westbrook provides for an initial term that ended on September 11, 2021, and the employment agreement with Mr. VunCannon provides for an initial term that ended on September 11, 2020. The term of each agreement extends by one year on September 11th of each year (beginning September 11, 2019), provided that the Company has not given written notice to the contrary to the executive within a specified period before such date and the executive has not received an unsatisfactory performance review by the Board of Directors of the Company or the Bank.

In conjunction with his promotion to Chief Executive Officer of the Company, Mr. Westbrook’s employment agreement was amended to increase his base salary to $550,000, effective September 1, 2022. Mr. VunCannon’s employment agreement provides for a minimum annual base salary of not less than his base salary as in effect on the effective date of the agreement. Each employment agreement entitles the executive to participate in an equitable manner with all other executive officers of the Company and the Bank in such performance-based and discretionary bonuses, if any, as are authorized by the Boards of Directors of the Company and the Bank, and to participate in, to the same extent as executive officers of the Company and the Bank generally, all retirement and other employee benefits and any fringe benefits, and such other benefits as the Board of Directors may provide in its discretion.

Each employment agreement provides that if the executive is involuntarily terminated, other than at the time of or within 12 months following a change in control of the Company or the Bank, he will receive (i) monthly payments of one-twelfth of his cash compensation for the remaining term of the agreement, (ii) continuation of specified health insurance benefits for the executive and his dependents until the expiration of the remaining term of the agreement and (iii) continuation of specified other insurance benefits until the expiration of the remaining term of the agreement. Each employment agreement further provides that if the executive is involuntarily terminated at the time of or within 12 months following a change in control of the Company or the Bank, then in lieu of the benefits described in the immediately preceding sentence, the executive will receive (i) a lump sum cash amount equal to three times his cash compensation, (ii) continuation of specified health insurance benefits for the executive and his dependents until the three-year anniversary of the date of termination and (iii) continuation of specified other insurance benefits until the three-year anniversary of the date of termination. In addition, each employment agreement provides that the executive will either receive the full amount of these change in control severance payments or be cut back to the extent such payments would, or together with other payments would, be nondeductible under Section 280G of the Internal Revenue Code, whichever results in a greater after-tax benefit with the executive paying any applicable excise tax.

Each employment agreement provides that if the executive dies while employed under the agreement, his estate or designated beneficiary will be entitled to receive: (i) a lump sum equal to the executive’s cash compensation through the last day of calendar month in which his death occurred, plus the greater of (A) an additional three months of the executive’s cash compensation or (B) if the executive died within six months prior to or 12 months following a change in control of the Company or the Bank, a lump sum cash amount equal to three times the executive’s cash compensation; and (ii) the amounts of any benefits or awards which were earned with respect to the fiscal year in which the executive died and which the executive would have been entitled to receive had he remained employed, and the prorated amount of any bonus or incentive compensation for such fiscal year to which the executive would have been entitled had he remained employed. Each employment agreement also provides that if the Company terminates the executive’s employment after having established that the executive has incurred a disability, then after exhaustion of all paid time off days allocated for the calendar year, the Company will pay to the executive monthly one-twelfth of his cash compensation for the remaining term of the agreement, reduced by the proceeds of any disability plan then in effect. If the executive’s employment is terminated on account of disability during the one year commencing on the effective date of a change in control of the Company or the Bank, he will receive his change in control severance payment and benefits as provided under his employment agreement.

Change in Control Severance Agreements with Ms. Powell and Messrs. Sprink and Houghton. Effective September 11, 2018, the Company entered into an amended and restated change in control severance agreement with Mr. Houghton, effective January 26, 2021, the Company entered into a change in control severance agreement with Ms. Powell and effective May 18, 2023, the Company entered into a change in control severance agreement with Mr. Sprink. Mr. Houghton’s agreement provides for an initial term that ended on September 11, 2020, Ms. Powell’s agreement provides for an initial term that ended on September 11, 2023 and Mr. Sprink’s agreement provides for an initial term that ends on September 11, 2024. The term of each agreement extends by one year on September 11th of each year (beginning September 11, 2019, in the case of Mr. Houghton’s agreement, beginning September 11, 2022, in the case of Ms. Powell’s agreement, and beginning September 11, 2023, in the case of Mr. Sprink’s agreement), provided that the Company has not given written notice to the contrary to the executive within a specified period before such date and the executive has not received an unsatisfactory performance review. Each agreement provides that if the executive is involuntarily terminated at the time of or within 12 months following a change in control of the Company or the Bank, the executive will receive (i) a lump sum cash amount equal to two times the executive’s cash compensation and (ii) specified health insurance benefits for the executive and his or her dependents. Each agreement further provides that these change in control severance payments are subject to reduction to the extent payments to the executive (whether under the agreement or otherwise) would be nondeductible under Section 280G of the Internal Revenue Code.

For purposes of the Transition Agreement with Mr. Stonestreet, the employment agreements with Messrs. Westbrook and VunCannon and the change in control severance agreements with Ms. Powell and Messrs. Sprink and Houghton, the term “involuntary termination” includes a material diminution in the executive’s duties, responsibilities or benefits, and the term “cash compensation” is defined as the highest annual base salary rate paid to the executive at any time during his or her employment by the Company plus the higher of (i) the executive’s annual bonus paid during the year immediately preceding the date of termination or (ii) the executive’s target bonus for the year in which the date of termination occurs, in each case including any salary or bonus amounts deferred by the executive. The Company’s obligation to pay severance or provide benefits under these agreements is expressly conditioned upon the executive executing (and not revoking) a general release of claims.

Outstanding Equity Awards at June 30, 2023

The following table provides information regarding the unexercised stock options and stock awards held by each of the NEOs as of June 30, 2023.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Dana L. Stonestreet	130,500	(1)	---		---	$26.00	02/11/2028	---		$	---	---		$	---
	---		---		---	---	---	10,614	(2)		221,726	---			---
	---		---		---	---	---	---			---	4,927	(3)		102,925
C. Hunter Westbrook	20,000	(1)	---		---	24.95	02/11/2027	---			---	---			---
	40,000	(1)	---		---	26.00	02/11/2028	---			---	---			---
	2,000	(10)	8,000	(10)	---	31.35	02/11/2032	---			---	---			---
	---		---		---	---	---	3,177	(2)		66,368	---			---
	---		---		---	---	---	325	(5)		6,789	---			---
	---		---		---	---	---	650	(6)		13,579	---			---
	---		---		---	---	---	---			---	1,790	(3)		37,393
	---		---		---	---	---	---			---	7,891	(4)		164,843
	---		---		---	---	---	1,271	(7)		26,551	---			---
	---		---		---	---	---	1,433	(8)		29,935	---			---
	---		---		---	---	---	2,635	(9)		55,045	---			---
Tony J. VunCannon	25,000	(1)	---		---	26.00	02/11/2028	---			---	---			---
	---		---		---	---	---	1,644	(2)		34,343	---			---
	---		---		---	---	---	175	(5)		3,656	---			---
	---		---		---	---	---	350	(6)		7,312	---			---
	---		---		---	---	---	---			---	759	(3)		15,856
	---		---		---	---	---	---			---	1,612	(4)		33,675
	---		---		---	---	---	658	(7)		13,746	---			---
	---		---		---	---	---	608	(8)		12,701	---			---
	---		---		---	---	---	1,615	(9)		33,737	---			---
Kristin Y. Powell	2,000	(13)	---		---	17.35	02/11/2026	---			---	---			---
	1,000	(14)	---		---	24.95	02/11/2027	---			---	---			---
	5,000	(1)	---		---	26.00	02/11/2028	---			---	---			---
	800	(12)	1,200	(12)	---	22.92	02/11/2031	---			---	---			---
	500	(10)	2,000	(10)	---	31.35	02/11/2032	---			---	---			---
	---		---		---	---	---	---			---	2,181	(4)		45,561
	---		---		---	---	---	200	(5)		4,178	---			---
	---		---		---	---	---	400	(6)		8,356	---			---
	---		---		---	---	---	1,200	(7)		25,068	---			---
	---		---		---	---	---	2,000	(8)		41,780	---			---
	---		---		---	---	---	2,185	(9)		45,645	---			---
John F. Sprink, II	2,000	(13)	---		---	17.35	02/11/2026	---			---	---			---
	5,000	(1)	---		---	26.00	02/11/2028	---			---	---			---
	1,200	(15)	800	(15)	---	27.11	02/11/2030	---			---	---			---
	800	(12)	1,200	(12)	---	22.92	02/11/2031	---			---	---			---
	400	(10)	1,600	(10)	---	31.35	02/11/2032	---			---	---			---
	---		---		---	---	---	200	(5)		4,178	---			---
	---		---		---	---	---	400	(6)		8,356	---			---
	---		---		---	---	---	600	(7)		12,534	---			---
	---		---		---	---	---	800	(8)		16,712	---			---
	---		---		---	---	---	1,395	(9)		29,142	---			---
Keith J. Houghton	25,000	(1)	---		---	26.00	02/11/2028	---			---	---			---
	---		---		---	---	---	1,526	(2)		31,878	---			---
	---		---		---	---	---	175	(5)		3,656	---			---
	---		---		---	---	---	350	(6)		7,312	---			---
	---		---		---	---	---	---			---	708	(3)		14,790
	---		---		---	---	---	---			---	1,504	(4)		31,419
	---		---		---	---	---	611	(7)		12,764	---			---
	---		---		---	---	---	567	(8)		11,845	---			---
	---		---		---	---	---	1,505	(9)		31,439	---			---

(1)	Stock option award with the following vesting schedule: 20% increments on February 11, 2019, 2020, 2021, 2022 and 2023.

(2)	Reflects number of shares earned under performance-based restricted stock units. Performance was measured over a three-year period that ended June 30, 2023, with vesting contingent upon continued service through the date the Compensation Committee certified the level of achievement of the performance goal (September 11, 2023).

(3)	Reflects number of shares issuable under performance-based restricted stock units based on target level of performance. Performance is measured over a three-year period ending June 30, 2024.

(4)	Reflects number of shares issuable under performance-based restricted stock units based on target level of performance. Performance is measured over a three-year period ending June 30, 2025.

(5)	Restricted stock award with the following vesting schedule: 20% increments on February 11, 2020, 2021, 2022, 2023 and 2024.

(6)	Restricted stock award with the following vesting schedule: 20% increments on February 11, 2021, 2022, 2023, 2024 and 2025.

(7)	Restricted stock award with the following vesting schedule: 20% increments on February 11, 2022, 2023, 2024, 2025 and 2026.

(8)	Restricted stock award with the following vesting schedule: 20% increments on February 11, 2023, 2024, 2025, 2026 and 2027.

(9)	Restricted stock award with the following vesting schedule: 20% increments on February 11, 2024, 2025, 2026, 2027 and 2028.

(10)	Stock option award with the following vesting schedule: 20% increments on February 11, 2023, 2024, 2025, 2026 and 2027.

(11)	Stock option award with the following vesting schedule: 20% increments on February 11, 2021, 2022, 2023, 2024 and 2025.

(12)	Stock option award with the following vesting schedule: 20% increments on February 11, 2022, 2023, 2024, 2025 and 2026.

(13)	Stock option award with the following vesting schedule: 20% increments on February 11, 2017, 2018, 2019, 2020 and 2021.

(14)	Stock option award with the following vesting schedule: 20% increments on February 11, 2018, 2019, 2020, 2021 and 2022.

(15)	Stock option award with the following vesting schedule: 20% increments on February 11, 2021, 2022, 2023, 2024 and 2025.

Option Exercises and Stock Vested

The following table sets forth information regarding stock options exercised and shares of restricted stock and restricted stock units that vested during the fiscal year ended June 30, 2023 with respect to each NEO:

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Dana L. Stonestreet	---	$	---	11,814	$293,363
C. Hunter Westbrook	49,134		564,245	8,104	212,881
Tony J. VunCannon	45,772		491,023	2,291	57,733
Kristin Y. Powell	---		---	1,400	38,430
John F. Sprink, II	---		---	900	24,705
Keith J. Houghton	---		---	2,265	57,019

(1)	Represents amount realized upon exercise of stock options, based on the difference between the market value of the shares acquired at the time of exercise and the exercise price.

(2)	Represents the value realized upon vesting of restricted stock or restricted stock unit award, based on the market value of the shares on the vesting date.

Deferred Compensation Plan

The Deferred Compensation Plan is a nonqualified deferred compensation plan under which directors and a select group of employees can elect to defer a portion of their cash compensation. At the end of each calendar month, each participant’s account balance is credited with earnings based on the value of the participant’s account balance on the last day of such month. Earnings are currently credited at a rate equal to the average rate of HomeTrust Bank’s earning assets determined as of the last day of the preceding calendar month. A participant is always 100% vested in his or her account, which will be distributed in cash following his or her separation from service with HomeTrust Bank at the time and in the manner specified in the plan and the participant’s election form.

Messrs. Stonestreet, VunCannon and Houghton are the only NEOs who currently participate in the Deferred Compensation Plan. The following table provides information regarding the Deferred Compensation Plan for Messrs. Stonestreet, VunCannon and Houghton.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
Name	in Last FY	in Last FY(1)	In Last FY(2)	Distributions(3)	at Last FYE(4)
Dana L. Stonestreet	$ ---	$ ---	$111,298	$ ---	$2,400,198
Tony J. VunCannon	---	---	17,120	---	369,201
Keith J. Houghton	---	---	13,678	---	294,968

(1)	During fiscal 2023, no employer contributions were made under the Deferred Compensation Plan to the participating NEOs.

(2)	Of the amounts shown, $9,325, $1,434 and $1,146 constitute above market interest under SEC rules and were therefore reported as compensation earned by Messrs. Stonestreet, VunCannon and Houghton for fiscal 2023 in the Summary Compensation Table under the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column.

(3)	During fiscal 2023, there were no withdrawals from the Deferred Compensation Plan by, or distributions under the Deferred Compensation Plan to, the participating NEOs.

(4)	Of the aggregate balances shown, $200,851, $39,885 and $253,064 were reported as compensation earned by Messrs. Stonestreet, VunCannon and Houghton in the Company’s Summary Compensation Table for fiscal 2022 and for prior years.

Executive Medical Care Plan

The EMCP is a nonqualified, deferred compensation plan under which certain key employees are given the opportunity to receive employer-provided health and long-term care benefits through the payment of health and long-term care plan premiums and to receive reimbursement of medical expenses. Under the EMCP, a participant may be provided with an initial benefit amount set forth in his or her individual joinder agreement and, if the participant is fully vested under the plan, may elect to defer a portion of his base salary, bonuses or other compensation. Following the benefit commencement date (as defined below), a participant’s benefit account under the EMCP may be used to reimburse the participant for medical expenses (but only using the pre-2005 portion of the account) or pay insurance premiums under any health or qualified long-term care plan. Any such reimbursement or premium payment results in a charge to the participant’s account balance. At the end of each plan year, each participant’s account is credited with a percentage adjustment equal to 120% of the long-term applicable federal rate (compounded annually) for the last month of the plan year, based on the average balance of the account during the plan year. For each plan year beginning on or after July 1, 2022, this earnings credit only applies to participants who, as of the last day of that plan year, have not yet had a termination of employment with HomeTrust Bank or a participating employer. The “benefit commencement date” means (1) with respect to the payment of health plan premiums, the first day of the month next following (a) the date of the participant’s termination of employment after age 65, unless the participant, having attained age 65, requests that his benefits commence sooner, (b) if the participant’s employment terminates before age 65, the earlier of the date he or she requests payment of the health plan premiums subsequent to termination of employment or the date the participant attains age 65, or (c) in the case of the participant’s death before age 65, the first day of the month next following the date of the participant’s death; and (2) with respect to qualified long-term care coverage and the reimbursement of medical expenses, the date the participant is first designated to participate in the EMCP, provided that with respect to the reimbursement of medical expenses, the participant must be 100% vested before benefits may commence. A participant may request that his benefit commencement date be delayed (except for the reimbursement of medical expenses) or, with respect to the payment of health care plan premiums, accelerated, in each case subject to the approval of the committee administering the EMCP.

Messrs. Stonestreet and VunCannon are the only NEOs who currently participate in the EMCP, and they are fully vested in their accounts. The following table provides information regarding the EMCP for Messrs. Stonestreet and VunCannon.

	Executive		Registrant	Aggregate	Aggregate	Aggregate
	Contributions		Contributions	Earnings	Withdrawals/	Balance
Name	in Last FY		in Last FY(2)	In Last FY(3)	Distributions	at Last FYE(4)
Dana L. Stonestreet	$ ---		$ ---	$31,285	$16,631	$713,674
Tony J. VunCannon	12,500	(1)	---	12,773	6,171	291,575

(1)	Reported as compensation for fiscal 2023 in the Summary Compensation Table under the “Salary” column. During fiscal 2023, Mr. VunCannon was the only participating NEO who made contributions under the EMCP.
(2)	During fiscal 2023, no employer contributions were made under the EMCP to the participating NEOs.
(3)	Of the amounts shown, none constituted above-market interest under SEC rules.
(4)	Of the aggregate balances shown, $127,029 and $214,771 were reported as compensation earned by Messrs. Stonestreet and VunCannon in the Company’s Summary Compensation Table for fiscal 2022 and for prior years.

Executive Supplemental Retirement Income Plan

General. Under the SERP, a participating executive is entitled to receive an annual supplemental retirement income benefit as specified in his or her joinder agreement to the SERP master agreement, payable monthly, commencing on his or her benefit eligibility date or on the date specified in his or her joinder agreement. Unless a different date is specified in the executive’s joinder agreement, the benefit eligibility date is the first day of the month next following the later of the month in which the executive attains age 55 or separates from service with HomeTrust Bank (subject to a six-month delay for employees subject to Section 409A of the Internal Revenue Code to the extent necessary to comply with Section 409A) for any reason other than cause. Messrs. Stonestreet and VunCannon are the only NEOs who currently participate in the SERP. The specific terms of the SERP benefits of each of the participating NEOs, the present values of their respective accumulated benefits and any payments under the SERP to the participating NEOs during the last fiscal year are described below. Solely for purposes of calculating the present values of such accumulated benefits, it was assumed that Messrs. Stonestreet and VunCannon will retire in fiscal 2023, in each case using a discount rate of 5%. These assumptions are the same as those used in preparing the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023.

Mr. Stonestreet. Under his joinder agreement, Mr. Stonestreet’s supplemental retirement income benefit is comprised of the following: (1) a 20-year annual benefit, payable monthly, equal to 60% of his highest average compensation (taking into account only base salary, bonuses and amounts deferred at his election) for a three (consecutive or nonconsecutive) calendar year period preceding the date Mr. Stonestreet separates from service with HomeTrust Bank, provided that this annual benefit may not be less than $350,000 or more than $425,000 (his “Main Retirement Benefit”); and (2) a separate, additional 20-year retirement benefit, payable monthly, in the annual amount of $16,193, subject to an adjustment of 5% per year commencing with the second year of the payout period (his “Additional Retirement Benefit”). Mr. Stonestreet is fully vested in both his Main Retirement Benefit and his Additional Retirement Benefit.

Mr. VunCannon. Under his joinder agreement, Mr. VunCannon’s supplemental retirement income benefit is comprised of a 15-year annual benefit of $25,000, payable monthly. Mr. VunCannon is fully vested in his supplemental retirement income benefit.

The following table provides information regarding the SERP for each participating NEO.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Dana L. Stonestreet	SERP	N/A	$5,603,753	$	---
Tony J. VunCannon	SERP	N/A	275,526		---

Potential Payments upon Termination of Employment or Change in Control

The following tables summarize the approximate value of the termination payments and benefits that the NEOs would have received if their employment had been terminated on June 30, 2023 under the circumstances shown. See “—Employment and Transition Agreement with Mr. Stonestreet, Employment Agreements with Messrs. Westbrook and VunCannon and Change in Control Severance Agreements with Ms. Powell and Messrs. Sprink and Houghton.”

The tables exclude (i) amounts accrued through June 30, 2023 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and (ii) account balances under HomeTrust Bank’s KSOP, Deferred Compensation Plan, EMCP and SERP. Messrs. Stonestreet, VunCannon and Houghton are fully vested in their account balances under the Deferred Compensation Plan, and Messrs. Stonestreet and VunCannon are fully vested in their account balances under the EMCP and SERP; and the forms and amounts of their benefits under those plans would not be enhanced by a termination of employment with HomeTrust Bank or a change in control. Messrs. Stonestreet, VunCannon and Houghton are the only NEOs who participate in the Deferred Compensation Plan, and Messrs. Stonestreet and VunCannon are the only NEOs who participate in the EMCP and the SERP. If Mr. Stonestreet or Mr. VunCannon is terminated for cause, he will forfeit all benefits under the SERP and will generally forfeit the right to receive any further benefits under the EMCP that are not attributable to compensation he previously deferred. For information regarding the benefits of Messrs. Stonestreet, VunCannon and Houghton under the Deferred Compensation Plan, and the benefits of Messrs. Stonestreet and VunCannon under the EMCP and SERP, see “—Deferred Compensation Plan,” “—Executive Medical Care Plan” and “—Executive Supplemental Retirement Income Plan.”

Dana L. Stonestreet

Termination Scenario	Total Compensation and Health and Other Insurance Benefits Continuation			Payout of Unused Paid Time Off		Life Insurance Benefit		Accelerated Vesting of Stock Options and Restricted Stock Awards and Units			Payment of 300% of Cash Compensation and Continuation of Health and Other Insurance Benefits
If termination for cause occurs	$	---		$32,307	(7)	$	---	$	---		$	---
If voluntary termination occurs that does not constitute “involuntary termination” under Employment Agreement		---		32,307	(7)		---		---			---
If “involuntary termination” under Employment Agreement occurs, but not at the time of or within 12 months following a change in control		906,553	(1)	32,307	(7)		---		---			---
If “involuntary termination” under Employment Agreement occurs at the time of or within 12 months following a change in control		---		32,307	(7)		---		324,651	(2)		2,331,136	(3)
If termination occurs as a result of death, not within six months before, or 12 months after, a change in control		---	(4)	32,307	(7)		900,000		324,651	(2)		---
If termination occurs as a result of death within six months before, or 12 months after, a change in control		---		32,307	(7)		900,000		324,651	(2)		2,331,136	(5)
If termination occurs as a result of disability, not during the one-year period following a change in control		645,936	(6)	32,307	(7)		---		324,651	(2)		---
If termination occurs as a result of disability during the one-year period following a change in control		---	(4)	32,307	(7)		---		324,651	(2)		2,331,136	(8)

(1)	Represents the continuation of “cash compensation” (payable monthly) and health and other insurance benefits under Mr. Stonestreet’s employment and transition agreement, as described under “—Employment and Transition Agreement with Mr. Stonestreet, Employment Agreements with Messrs. Westbrook and VunCannon and Change in Control Severance Agreements with Ms. Powell and Messrs. Sprink and Houghton,” for the remaining term of Mr. Stonestreet’s employment and transition agreement (i.e., through August 31, 2024), assuming that Mr. Stonestreet’s employment is, on June 30, 2023, “involuntarily terminated” but not at the time of or within 12 months following a change in control. For purposes of the above table, Mr. Stonestreet’s annualized “cash compensation” is calculated as $754,428, and the annualized amount of his health and other insurance benefits is calculated at $22,617.
(2)	Represents the value of acceleration of vesting of unvested restricted stock awards and performance-based restricted stock units, based on the closing price per share of the Company’s common stock on June 30, 2023 of $20.89. In the case of performance-based restricted stock units for which the performance period ended on June 30, 2023, reflects the number of shares that subsequently vested (on September 11, 2023) when the Compensation Committee certified the level of achievement of the performance goal. In the case of all other performance-based restricted stock units, assumes the units vest at the target level of performance without proration of the number of underlying performance shares earned, as discussed below. No value is included for the acceleration of vesting of Mr. Stonestreet’s unvested stock options because none of such options were in-the-money as of June 30, 2023. All unvested stock options and restricted stock awards vest upon a change in control, regardless of whether employment is terminated, as well as upon termination of employment due to death or disability, regardless of whether a change in control occurs. Upon termination of employment prior to a change in control due to death, disability, retirement, involuntary termination or resignation for good reason, a prorated portion of the performance shares underlying the performance-based restricted stock units may become earned and vested at the end of the performance period based on the number of months’ service during the performance period. In the event of a change in control prior to the end of the performance period, the performance shares may be deemed earned based on a prorated performance goal reflecting the shortened performance period, but without proration of the number of performance shares.
(3)	Represents the amount payable to Mr. Stonestreet under his employment and transition agreement in the event his employment is “involuntarily terminated” at the time of or within 12 months following a change in control.
(4)	Represents the amount payable to Mr. Stonestreet under his employment and transition agreement in the event of his death while employed under the agreement, which is zero because his “cash compensation” for the remaining term of the agreement ($880,166) is less than the proceeds of his life insurance benefit ($900,000).
(5)	Represents the amount payable under Mr. Stonestreet’s employment agreement to his estate or designated beneficiary in the event that during the six months before, or 12 months after, a change in control, his employment terminates due to death.
(6)	Represents continued payment of Mr. Stonestreet’s “cash compensation” for the remaining term of his employment and transition agreement, assuming that Mr. Stonestreet’s employment is terminated by HomeTrust Bancshares on June 30, 2023 after having established that he is permanently disabled ($880,166 in total), less the payout amount of his unused time off allocated for the 2023 calendar year (annualized at $24,230) and less the proceeds of the disability insurance policy maintained for him by HomeTrust Bank or HomeTrust Bancshares ($15,000 per month). As provided in Mr. Stonestreet’s employment and transition agreement, this disability benefit is not payable until after the exhaustion of all paid time off days allocated for the calendar year and is reduced by the proceeds of any disability insurance policy then in effect pursuant to a disability insurance program sponsored by HomeTrust Bank or HomeTrust Bancshares.
(7)	Represents annualized unused paid time off accrued for the 2023 calendar year through June 30, 2023, plus unused paid time off banked from prior years (maximum of one week per calendar year under the Company’s paid time off policy).
(8)	Under his employment and transition agreement, if Mr. Stonestreet’s employment terminates due to permanent disability during the one-year period following a change in control, Mr. Stonestreet is entitled to a payment of 300% of his “cash compensation” and health and other insurance benefits for three years following the change in control.

C. Hunter Westbrook

Termination Scenario	Total Compensation and Health and Other Insurance Benefits Continuation			Payout of Unused Paid Time Off		Life Insurance Benefit		Accelerated Vesting of Stock Options and Restricted Stock Awards and Units			Payment of 300% of Cash Compensation and Continuation of Health and Other Insurance Benefits
If termination for cause occurs	$	---		$30,673	(7)	$	---	$	---		$	---
If voluntary termination occurs that does not constitute “involuntary termination” under Employment Agreement		---		30,673	(7)		---		---			---
If “involuntary termination” under Employment Agreement occurs, but not at the time of or within 12 months following a change in control		2,927,526	(1)	30,673	(7)		---		---			---
If “involuntary termination” under Employment Agreement occurs at the time of or within 12 months following a change in control		---		30,673	(7)		---		400,524	(2)		2,927,526	(3)
If termination occurs as a result of death, not within six months before, or 12 months after, a change in control		237,032	(4)	30,673	(7)		800,000		400,524	(2)		---
If termination occurs as a result of death within six months before, or 12 months after, a change in control		---		30,673	(7)		800,000		400,524	(2)		2,927,526	(5)
If termination occurs as a result of disability, not during the one-year period following a change in control		2,284,292	(6)	30,673	(7)		---		400,524	(2)		---
If termination occurs as a result of disability during the one-year period following a change in control		---	(8)	30,673	(7)		---		400,524	(2)		2,927,526	(8)

(1)	Represents the continuation of “cash compensation” (payable monthly) and health and other insurance benefits under Mr. Westbrook’s employment agreement, as described under “—Employment and Transition Agreement with Mr. Stonestreet, Employment Agreements with Messrs. Westbrook and VunCannon and Change in Control Severance Agreements with Ms. Powell and Messrs. Sprink and Houghton,” for the remaining term of Mr. Westbrook’s employment agreement, assuming that Mr. Westbrook’s employment is, on June 30, 2023, “involuntarily terminated” but not at the time of or within 12 months following a change in control and that the then-remaining term of Mr. Westbrook’s employment agreement is not renewed and ends on June 30, 2026. For purposes of the above table, Mr. Westbrook’s annual “cash compensation” is calculated as $948,129, and the annual amount of his health and other insurance benefits is calculated at $27,713.
(2)	Represents the value of acceleration of vesting of unvested restricted stock awards and performance-based restricted stock units, based on the closing price per share of the Company’s common stock on June 30, 2023 of $20.89. In the case of performance-based restricted stock units for which the performance period ended on June 30, 2023, reflects the number of shares that subsequently vested (on September 11, 2023) when the Compensation Committee certified the level of achievement of the performance goal. In the case of all other performance-based restricted stock units, assumes the units vest at the target level of performance without proration of the number of underlying performance shares earned, as discussed below. No value is included for the acceleration of vesting of Mr. Westbrook’s unvested stock options because none of such options were in-the-money as of June 30, 2023. All unvested stock options and restricted stock awards vest upon a change in control, regardless of whether employment is terminated, as well as upon termination of employment due to death or disability, regardless of whether a change in control occurs. Upon termination of employment prior to a change in control due to death, disability, retirement, involuntary termination or resignation for good reason, a prorated portion of the performance shares underlying the performance-based restricted stock units may become earned and vested at the end of the performance period based on the number of months’ service during the performance period. In the event of a change in control prior to the end of the performance period, the performance shares may be deemed earned based on a prorated performance goal reflecting the shortened performance period, but without proration of the number of performance shares.
(3)	Represents the amount payable to Mr. Westbrook under his employment agreement in the event his employment is “involuntarily terminated” at the time of or within 12 months following a change in control.
(4)	Represents continued payment of Mr. Westbrook’s “cash compensation” for a period of three months following his death, as provided in his employment agreement. The amount shown is 25% of the annual amount of his “cash compensation” ($948,129).
(5)	Represents the amount payable under Mr. Westbrook’s employment agreement to his estate or designated beneficiary in the event that during the six months before, or 12 months after, a change in control, his employment terminates due to death.
(6)	Represents the continuation of Mr. Westbrook’s “cash compensation” for the remaining term of his employment agreement, assuming that Mr. Westbrook’s employment is terminated by HomeTrust Bancshares on June 30, 2023 after having established that he is permanently disabled and that the then-remaining term of Mr. Westbrook’s employment agreement is not renewed and ends on June 30, 2026 ($948,129 per year), less the payout amount of his unused time off allocated for the 2023 calendar year (annualized at $20,096) and less the proceeds of the disability insurance policy maintained for him by HomeTrust Bank or HomeTrust Bancshares ($15,000 per month). As provided in Mr. Westbrook’s employment agreement, this disability benefit is not payable until after the exhaustion of all paid time off days allocated for the calendar year and is reduced by the proceeds of any disability insurance policy then in effect pursuant to a disability insurance program sponsored by HomeTrust Bank or HomeTrust Bancshares.
(7)	Represents annualized unused paid time off accrued for the 2023 calendar year through June 30, 2023, plus unused paid time off banked from prior years (maximum of one week per calendar year under the Company’s paid time off policy).
(8)	Under his employment agreement, if Mr. Westbrook’s employment terminates due to disability during the one-year period following a change in control, Mr. Westbrook is entitled to a payment of 300% of his “cash compensation” and health and other insurance benefits for three years following the change in control.

Tony J. VunCannon

Termination Scenario	Total Compensation and Health and Other Insurance Benefits Continuation			Payout of Unused Paid Time Off		Life Insurance Benefit		Accelerated Vesting of Stock Options and Restricted Stock Awards and Units			Payment of 300% of Cash Compensation and Continuation of Health and Other Insurance Benefits
If termination for cause occurs	$	---		$11,341	(7)	$	---	$	---		$	---
If voluntary termination occurs that does not constitute “involuntary termination” under Employment Agreement		---		11,341	(7)		---		---			---
If “involuntary termination” under Employment Agreement occurs, but not at the time of or within 12 months following a change in control		846,104	(1)	11,341	(7)		---		---			---
If “involuntary termination” under Employment Agreement occurs at the time of or within 12 months following a change in control		---		11,341	(7)		---		155,025	(2)		1,269,156	(3)
If termination occurs as a result of death, not within six months before, or 12 months after, a change in control		100,700	(4)	11,341	(7)		600,000		155,025	(2)		---
If termination occurs as a result of death within six months before, or 12 months after, a change in control		---		11,341	(7)		600,000		155,025	(2)		1,269,156	(5)
If termination occurs as a result of disability, not during the one-year period following a change in control		435,881	(6)	11,341	(7)		---		155,025	(2)		---
If termination occurs as a result of disability during the one-year period following a change in control		---	(8)	11,341	(7)		---		155,025	(2)		1,269,156	(8)

(1)	Represents the continuation of “cash compensation” (payable monthly) and health and other insurance benefits under Mr. VunCannon’s employment agreement, as described under “—Employment and Transition Agreement with Mr. Stonestreet, Employment Agreements with Messrs. Westbrook and VunCannon and Change in Control Severance Agreements with Ms. Powell and Messrs. Sprink and Houghton,” for the remaining term of Mr. VunCannon’s employment agreement, assuming that Mr. VunCannon’s employment is, on June 30, 2023, “involuntarily terminated” but not at the time of or within 12 months following a change in control and that the then-remaining term of Mr. VunCannon’s employment agreement is not renewed and ends on June 30, 2025. For purposes of the above table, Mr. VunCannon’s annual “cash compensation” is calculated as $402,801, and the annual amount of his health and other insurance benefits is calculated at $20,251.
(2)	Represents the value of acceleration of vesting of unvested restricted stock awards and performance-based restricted stock units, based on the closing price per share of the Company’s common stock on June 30, 2023 of $20.89. In the case of performance-based restricted stock units for which the performance period ended on June 30, 2023, reflects the number of shares that subsequently vested (on September 11, 2023) when the Compensation Committee certified the level of achievement of the performance goal. In the case of all other performance-based restricted stock units, assumes the units vest at the target level of performance without proration of the number of underlying performance shares earned, as discussed below. No value is included for the acceleration of vesting of Mr. VunCannon’s unvested stock options because none of such options were in-the-money as of June 30, 2023. All unvested stock options and restricted stock awards vest upon a change in control, regardless of whether employment is terminated, as well as upon termination of employment due to death or disability, regardless of whether a change in control occurs. Upon termination of employment prior to a change in control due to death, disability, retirement, involuntary termination or resignation for good reason, a prorated portion of the performance shares underlying the performance-based restricted stock units may become earned and vested at the end of the performance period based on the number of months’ service during the performance period. In the event of a change in control prior to the end of the performance period, the performance shares may be deemed earned based on a prorated performance goal reflecting the shortened performance period, but without proration of the number of performance shares.
(3)	Represents the amount payable to Mr. VunCannon under his employment agreement in the event his employment is “involuntarily terminated” at the time of or within 12 months following a change in control.
(4)	Represents continued payment of Mr. VunCannon’s “cash compensation” for a period of three months following his death, as provided in his employment agreement. The amount shown is 25% of the annual amount of his “cash compensation” ($402,801).
(5)	Represents the amount payable under Mr. VunCannon’s employment agreement to his estate or designated beneficiary in the event that during the six months before, or 12 months after, a change in control, his employment terminates due to death.
(6)	Represents the continuation of Mr. VunCannon’s “cash compensation” for the remaining term of his employment agreement, assuming that Mr. VunCannon’s employment is terminated by HomeTrust Bancshares on June 30, 2023 after having established that he is permanently disabled and that the then-remaining term of Mr. VunCannon’s employment agreement is not renewed and ends on June 30, 2025 ($402,801 per year), less the payout amount of his unused time off allocated for the 2023 calendar year (annualized at $9,721) and less the proceeds of the disability insurance policy maintained for him by HomeTrust Bank or HomeTrust Bancshares ($15,000 per month). As provided in Mr. VunCannon’s employment agreement, this disability benefit is not payable until after the exhaustion of all paid time off days allocated for the calendar year and is reduced by the proceeds of any disability insurance policy then in effect pursuant to a disability insurance program sponsored by HomeTrust Bank or HomeTrust Bancshares.
(7)	Represents annualized unused paid time off accrued for the 2023 calendar year through June 30, 2023, plus unused paid time off banked from prior years (maximum of one week per calendar year under the Company’s paid time off policy).
(8)	Under his employment agreement, if Mr. VunCannon’s employment terminates due to disability during the one-year period following a change in control, Mr. VunCannon is entitled to a payment of 300% of his “cash compensation” and health and other insurance benefits for three years following the change in control.

Kristin Y. Powell

Termination Scenario	Payout of Unused Paid Time Off		Life Insurance Benefit		Accelerated Vesting of Stock Options and Restricted Stock Awards and Units			Payment of 200% of “Cash Compensation” and Continuation of Health Insurance Benefits
If voluntary termination occurs	$13,565	(1)	$	---	$	---		$	---
If involuntary termination occurs	13,565	(1)		---		---			---
If a change in control occurs	---			---		170,588	(2)		---
If “involuntary termination” under Change in Control Severance Agreement occurs at the time of or within 12 months following a change in control	13,565	(1)		---		170,588	(2)		888,237	(3)
If termination occurs as a result of death	13,565	(1)		500,000		170,588	(2)		---
If termination occurs as a result of disability	13,565	(1)		---		170,588	(2)		---

(1)	Represents annualized unused paid time off accrued for the 2023 calendar year through June 30, 2023, plus unused paid time off banked from prior years (maximum of one week per calendar year under the Company’s paid time off policy).
(2)	Represents the value of acceleration of vesting of unvested restricted stock awards and performance-based restricted stock units, based on the closing price per share of the Company’s common stock on June 30, 2023 of $20.89. In the case of performance-based restricted stock units, assumes the units vest at the target level of performance without proration of the number of underlying performance shares earned, as discussed below. No value is included for the acceleration of vesting of Ms. Powell’s unvested stock options because none of such options were in-the-money as of June 30, 2023. All unvested stock options and restricted stock awards vest upon a change in control, regardless of whether employment is terminated, as well as upon termination of employment due to death or disability, regardless of whether a change in control occurs. Upon termination of employment prior to a change in control due to death, disability, retirement, involuntary termination or resignation for good reason, a prorated portion of the performance shares underlying the performance-based restricted stock units may become earned and vested at the end of the performance period based on the number of months’ service during the performance period. In the event of a change in control prior to the end of the performance period, the performance shares may be deemed earned based on a prorated performance goal reflecting the shortened performance period, but without proration of the number of performance shares.
(3)	Represents the amount payable to Ms. Powell under her change in control severance agreement in the event that her employment is “involuntarily terminated” at the time of or 12 months following a change in control.

John F. Sprink, II

Termination Scenario	Payout of Unused Paid Time Off		Life Insurance Benefit		Accelerated Vesting of Stock Options and Restricted Stock Awards and Units			Payment of 200% of “Cash Compensation” and Continuation of Health Insurance Benefits
If voluntary termination occurs	$12,058	(1)	$	---	$	---		$	---
If involuntary termination occurs	12,058	(1)		---		---			---
If a change in control occurs	---			---		70,922	(2)		---
If “involuntary termination” under Change in Control Severance Agreement occurs at the time of or within 12 months following a change in control	12,058	(1)		---		70,922	(2)		934,597	(3)
If termination occurs as a result of death	12,058	(1)		500,000		70,922	(2)		---
If termination occurs as a result of disability	12,058	(1)		---		70,922	(2)		---

(1)	Represents annualized unused paid time off accrued for the 2023 calendar year through June 30, 2023, plus unused paid time off banked from prior years (maximum of one week per calendar year under the Company’s paid time off policy).
(2)	Represents the value of acceleration of vesting of unvested restricted stock awards, based on the closing price per share of the Company’s common stock on June 30, 2023 of $20.89. No value is included for the acceleration of vesting of Mr. Sprink’s unvested stock options because none of such options were in-the-money as of June 30, 2023. All unvested stock options and restricted stock awards vest upon a change in control, regardless of whether employment is terminated, as well as upon termination of employment due to death or disability, regardless of whether a change in control occurs.
(3)	Represents the amount payable to Mr. Sprink under his change in control severance agreement in the event that his employment is “involuntarily terminated” at the time of or 12 months following a change in control.

Keith J. Houghton

Termination Scenario	Payout of Unused Paid Time Off		Life Insurance Benefit		Accelerated Vesting of Stock Options and Restricted Stock Awards and Units			Payment of 200% of “Cash Compensation” and Continuation of Health Insurance Benefits
If voluntary termination occurs	$8,061	(1)	$	---	$	---		$	---
If involuntary termination occurs	8,061	(1)		---		---			---
If a change in control occurs	---			---		145,123	(2)		---
If “involuntary termination” under Change in Control Severance Agreement occurs at the time of or within 12 months following a change in control	8,061	(1)		---		145,123	(2)		785,566	(3)
If termination occurs as a result of death	8,061	(1)		600,000		145,123	(2)		---
If termination occurs as a result of disability	8,061	(1)		---		145,123	(2)		---

(1)	Represents annualized unused paid time off accrued for the 2023 calendar year through June 30, 2023, plus unused paid time off banked from prior years (maximum of one week per calendar year under the Company’s paid time off policy).
(2)	Represents the value of acceleration of vesting of unvested restricted stock awards and performance-based restricted stock units, based on the closing price per share of the Company’s common stock on June 30, 2023 of $20.89. In the case of performance-based restricted stock units for which the performance period ended on June 30, 2023, reflects the number of shares that subsequently vested (on September 11, 2023) when the Compensation Committee certified the level of achievement of the performance goal. In the case of all other performance-based restricted stock units, assumes the units vest at the target level of performance without proration of the number of underlying performance shares earned, as discussed below. No value is included for the acceleration of vesting of Mr. Houghton’s unvested stock options because none of such options were in-the-money as of June 30, 2023. All unvested stock options and restricted stock awards vest upon a change in control, regardless of whether employment is terminated, as well as upon termination of employment due to death or disability, regardless of whether a change in control occurs. Upon termination of employment prior to a change in control due to death, disability, retirement, involuntary termination or resignation for good reason, a prorated portion of the performance shares underlying the performance-based restricted stock units may become earned and vested at the end of the performance period based on the number of months’ service during the performance period. In the event of a change in control prior to the end of the performance period, the performance shares may be deemed earned based on a prorated performance goal reflecting the shortened performance period, but without proration of the number of performance shares.
(3)	Represents the amount payable to Mr. Houghton under his change in control severance agreement in the event that his employment is “involuntarily terminated” at the time of or 12 months following a change in control.

Compensation Committee Report

The Compensation Committee of the HomeTrust Bancshares, Inc. Board of Directors has reviewed and discussed the Compensation Discussion and Analysis contained above with management and, based on such review and discussion, the Compensation Committee recommended to the HomeTrust Bancshares Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the following members of the Compensation Committee of the HomeTrust Bancshares, Inc. Board of Directors:

Craig C. Koontz (Chair)

Robert E. James, Jr.

Rebekah M. Lowe

Richard T. Williams

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the SEC’s implementing rules, we are providing the following information about the relationship of the compensation of our CEO on June 30, 2023, C. Hunter Westbrook, to the compensation of our median employee. The pay ratio set forth below is a reasonable estimate determined in a manner consistent with the SEC’s rules.

For the fiscal year ended June 30, 2023, our last completed fiscal year:

●	the annual total compensation of our median employee was $69,067;

●	the annual total compensation of Mr. Westbrook was $1,259,311; and

●	the ratio of the annual total compensation of Mr. Westbrook to the annual total compensation of our median employee was 18.2 to 1.

The Company identified the median employee using the amount of total cash earnings (base salary, bonus, paid time off and any other cash payments) during the fiscal year ended June 30, 2023 for each employee included in our payroll records as of June 30, 2023, other than Mr. Westbrook and excluding approximately 29 persons who became our employees on February 12, 2023 as a result of our acquisition of Quantum. Earnings were annualized for included employees who were not employed for the full year. The Company calculated annual total compensation for fiscal 2023 for the median employee and Mr. Westbrook applying the same methodology used in the calculation of the amounts in the “Total” column of the Summary Compensation Table for our NEOs, plus the group health insurance premiums the Bank paid on behalf of the median employee and Mr. Westbrook of $6,525 and $15,615, respectively.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay Versus Performance

As required by the Dodd-Frank Act and the SEC’s implementing rules, we are providing the following information about the relationship between executive compensation actually paid (“CAP”) and certain measures of financial performance. CAP is calculated in accordance with SEC rules and does not reflect the actual amount of compensation earned or paid during the applicable year. For further information concerning the Company’s compensation philosophy and how the Company seeks to align executive compensation with its performance, see the “Compensation Discussion and Analysis” section above.

The following table sets forth, for each of the fiscal years ended June 30, 2023, 2022 and 2021, the total compensation, as reported in the “Summary Compensation Table” (“SCT”), of our principal executive officer (“PEO”) and, on average, of our NEOs other than the PEO (the “Non-PEO NEOs”), as well as the CAP to our PEO and average CAP to the Non-PEO NEOs. The table also provides information on our total stockholder return (“TSR”) and the TSR of our selected peer group, our net income, and our adjusted pre-tax, pre-provision (“PTPP”) income, which represents our company-selected measure per SEC rules.

	SCT Total	SCT Total	CAP for	CAP for	Average SCT	Average CAP	Year-end value of $100 invested on 06/30/20			Adjusted PTPP Income
Fiscal Year	for Dana L. Stonestreet(1)	for C. Hunter Westbrook(1)	Dana L. Stonestreet(2)	C. Hunter Westbrook(2)	Total for Non- PEO NEOs(1)	for Non-PEO NEOs(2)	HTBI TSR(3)	Index TSR(4)	Net Income (in millions)	(in millions)(5)
2023	$838,177	$1,243,696	$794,485	$1,141,285	$510,914	$477,988	$136.46	$125.50	$44.6	$70.1
2022	1,087,016	---	993,523	---	566,687	530,242	160.63	135.86	35.7	44.7
2021	1,179,044	---	1,851,935	---	506,886	661,198	177.11	168.37	15.7	36.2

(1)

For fiscal 2023, Messrs. Westbrook and Stonestreet served as our PEO for different portions of the year. For fiscal 2022 and 2021, Mr. Stonestreet was the only person who served as our PEO.

The Non-PEO NEOs for fiscal 2023 include Mr. VunCannon, Ms. Powell, Mr. Sprink and Mr. Houghton. The Non-PEO NEOs for fiscal 2022 include Mr. Westbrook, Mr. VunCannon, W. Mark DeMarcus and Ms. Powell. The Non-PEO NEOs for fiscal 2021 include Mr. Westbrook, Mr. VunCannon, Marty T. Caywood, Mr. Houghton and Paula C. Labian.

The dollar amounts reported are total compensation in the SCT for the PEO and the average for the Non-PEO NEOs for each reported fiscal year.

(2)	These dollar amounts do not reflect actual amounts of compensation paid during the covered year, but reflect adjustments for (i) the year-end fair values of unvested equity awards granted in the covered year, (ii) the year-over-year difference of year-end fair values for unvested awards granted in prior years, (iii) the fair values at vest date for awards granted and vested in the covered year, (iv) the difference between prior year-end fair values and vest date fair values for awards granted in prior years that vested at the end of or during the covered year and (v) the fair value at the end of the prior year of any awards granted in a prior year that failed to meet the applicable vesting conditions (i.e., were forfeited) during the covered year. In addition, adjustments were made for the change in the actuarial present value of the NEO’s accumulated benefit under the SERP reported in the SCT and the current year service cost (which was zero, as all SERP benefits were fully vested).
(3)	Reflects the cumulative TSR of HomeTrust Bancshares, Inc. (“HTBI”) over the three-year period ended June 30, 2023. The reporting is based on a theoretical $100 invested on the last day of fiscal year 2020 and valued as of the last trading day of fiscal years 2021, 2022, and 2023. These calculated values were obtained from the S&P Cap IQ database.
(4)	Reflects the three-year cumulative TSR of the S&P US BMI Bank Index, calculated in the same manner as the HTBI TSR. This is the same peer group used by the Company in the Stockholder Return Performance Graph in its Annual Report on Form 10-K for the fiscal year ended June 30, 2023.
(5)	Net income as reported in the Company’s SEC filings, adjusted for the provision for credit losses, income tax expense, and any one-time or nonrecurring items (e.g., merger-related expenses, gain/loss on sale of securities or fixed assets, etc.). Refer to the “Executive Compensation Program in Detail” subsection of the “Compensation Discussion and Analysis” section of the Company’s proxy statements for each fiscal year covered by this disclosure for additional detail on the calculation of adjusted PTPP income for the years included above.

Calculation of Compensation Actually Paid (“CAP”)

To calculate the CAP for our PEO and the average CAP for our Non-PEO NEOs in the table above, the following adjustments were made to total compensation as reported in the SCT for each covered year.

	2023			2022		2021
	Dana L. Stonestreet	C. Hunter Westbrook	Non-PEO NEOs	Dana L. Stonestreet	Non-PEO NEOs	Dana L. Stonestreet	Non-PEO NEOs
Total compensation from SCT	$838,177	$1,243,696	$510,914	$1,087,016	$566,687	$1,179,044	$506,886
Adjustment for SERP	(14,455)	---	---	(13,766)	(5,553)	(76,343)	---
Adjustments for equity awards
Grant date fair values in the SCT	---	(288,939)	(82,329)	(154,461)	(106,695)	(162,182)	(48,173)
Year-end fair value of unvested awards granted in covered year	---	219,888	62,654	23,175	83,232	197,420	58,646
Year-over-year difference of year-end fair values of unvested awards granted in prior years	(49,332)	(47,385)	(16,980)	(88,442)	(26,198)	592,441	138,681
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years that vested at end of or during covered year	20,095	14,024	3,729	40,001	18,769	121,554	31,669
Forfeitures during covered year equal to prior year end fair value of awards granted in prior years	---	---	---	---	---	---	(26,511)
Total adjustments for equity awards	(29,237)	(102,411)	(32,926)	(79,727)	(30,891)	749,234	154,312
CAP (as calculated)	$794,485	$1,141,285	$477,988	$993,523	$530,242	$1,851,935	$661,198

Performance Measures

As required by SEC rules, the following have been identified as the three most important financial performance measures used by our Compensation Committee to link CAP to our fiscal 2023 NEOs to Company performance. The company-selected measure is denoted with an asterisk.

●	adjusted PTPP income*

●	efficiency ratio

●	relative return on average assets – peer group ranking

Pay Versus Performance Graphs

In accordance with SEC rules, we have prepared the graphs below, which overlay the following performance results with CAP:

●	Company and peer group TSR versus CAP to the PEO and average CAP to the Non-PEO NEOs for each covered year.

●	Company net income versus CAP to the PEO and average CAP to the Non-PEO NEOs for each covered year.

●	Company adjusted PTPP income versus CAP to the PEO and average CAP to the Non-PEO NEOs for each covered year.

TRANSACTIONS WITH RELATED PERSONS

Review and Approval of Related Party Transactions. Under a written policy adopted by the Company’s Board of Directors, the Board’s Audit Committee is responsible for the review, approval or ratification of all “related party transactions” (defined as transactions requiring disclosure under Item 404(a) of SEC Regulation S-K). Under the policy, each “related person” (defined as any director, any officer for purposes of Section 16 of the Securities Exchange Act of 1934, any nominee for election as a director, any person beneficially owning in excess of five percent of any class of the Company’s voting securities and any immediate family member of any such person) must promptly notify the Company’s Chief People Officer of any material interest that the related person has, had or may have in a related party transaction, including a description of the transaction and the aggregate dollar amount involved. The Chief People Officer must thereafter promptly notify the Chair of the Audit Committee of the same.

In determining whether to approve or ratify a related party transaction, the Audit Committee must consider, among other factors: (i) whether the related party transaction is entered into on terms no less favorable to the Company and its subsidiaries than terms generally available to an unaffiliated third-party under the same or similar circumstances; (ii) the results of an appraisal, if any; (iii) whether there was a bidding process and the results thereof; (iv) review of the valuation methodology used and alternative approaches to valuation of the transaction; and (v) the extent of the related person’s interest in the transaction. The policy further provides that the Audit Committee will review the following information when assessing a related party transaction: (a) the terms of the transaction; (b) the related person’s interest in the transaction; (c) the purpose and timing of the transaction; (d) whether the Company or any of its subsidiaries is a party to the transaction, and if not, the nature and extent of the Company’s or its subsidiary’s participation in the transaction; (e) if the transaction involves the sale of an asset, a description of the asset, including date acquired and cost basis; (f) information concerning potential counterparties in the transaction; (g) the approximate dollar value of the transaction and the approximate dollar value of the related person’s interest in the transaction; (h) any provisions or limitations imposed as a result of entering into the transaction; (i) whether the transaction includes any potential reputational risk issues that may arise as a result of or in connection with the transaction; (j) if the related person is a director of the Company or nominee for election as a director of the Company, whether the transaction could affect the person’s status as an independent director; and (k) any other relevant information regarding the transaction.

The policy generally exempts ordinary course banking transactions and other transactions that do not require disclosure under Item 404(a) of SEC Regulation S-K.

Loans. HomeTrust Bank has followed a policy of granting loans to officers and directors, which fully complies with all applicable federal regulations. Loans to directors and executive officers and their related persons are made in the ordinary course of business and on substantially the same terms and conditions, including interest rates and collateral, as those of comparable transactions with persons not related to HomeTrust Bank prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features.

Sidney A. Biesecker. Director Sidney A. Biesecker was employed by HomeTrust Bank as President of the Industrial Federal Bank banking division until his retirement from that position on January 31, 2015. Under his joinder agreement to the SERP, Mr. Biesecker’s supplemental retirement income benefit is comprised of the following: (1) a 20-year annual benefit, payable monthly, of $150,000; and (2) a separate, additional 20-year retirement benefit, payable monthly, in the initial annual amount of $30,000 subject to an annual increase of 5% per year commencing with the second year of the payout period. Mr. Biesecker first became a participant in the SERP during fiscal 2010. Mr. Biesecker has an additional retirement benefit under a Supplemental Income Agreement that he originally entered into with Industrial Federal Bank in 1996, which HomeTrust Bank assumed in connection with its acquisition of Industrial Federal Bank in fiscal 2010. The actuarial present values of Mr. Biesecker’s accumulated benefits under the SERP and the Supplemental Income Agreement decreased by $81,205 and $9,476, respectively, from June 30, 2022 to June 30, 2023. During fiscal 2023, Mr. Biesecker received payments of SERP benefits totaling $150,000 and payments under the Supplemental Income Agreement of $14,400.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in such filing.

Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and the system of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to the financial statements’ conformity with accounting principles generally accepted in the United States of America. It is the Audit Committee’s responsibility to monitor and oversee these processes and procedures.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended June 30, 2023 with management. The Audit Committee has discussed with FORVIS, LLP, the Company’s independent auditors, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has received the written disclosures and the letter from FORVIS, LLP required by applicable requirements of the PCAOB regarding FORVIS, LLP’s communications with the Audit Committee concerning independence, and has discussed with FORVIS, LLP their independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the HomeTrust Bancshares Inc. Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023, for filing with the SEC.

The foregoing report is furnished by the following members of the Audit Committee of the HomeTrust Bancshares, Inc. Board of Directors.

Laura C. Kendall (Chair) Craig C. Koontz	Sidney A. Biesecker F.K. McFarland III
John A. Switzer

PROPOSAL II. ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Beginning with our annual meeting of stockholders held in November 2018 (following our fiscal year ended June 30, 2018), we have been required, like most other publicly held companies, to include a non-binding vote to approve the compensation of our executives in our proxy statement pursuant to the Dodd-Frank Act and the SEC’s implementing rules, commonly known as a “say on pay” vote. The Dodd-Frank Act requires that we include a say on pay vote in our annual meeting proxy statement at least once every three years, and that at least once every six years we hold a non-binding, advisory vote on the frequency of future say on pay votes (commonly referred to as a “say on pay frequency vote”), with stockholders having the choice of every year, every two years or every three years. We had a say on pay frequency vote at our annual meeting of stockholders held in November 2018, and the most votes were received for a frequency of every year. Our Board of Directors determined, in light of those results, that we will include a say on pay vote in our annual meeting proxy materials every year until the next required say on pay frequency vote is held (following our six-month transition period ending December 31, 2023).

The say on pay proposal at the annual meeting gives stockholders the opportunity to endorse or not endorse the compensation of the Company’s named executive officers as disclosed in this proxy statement. The proposal is expected to be presented at the annual meeting as a resolution in substantially the following form:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the annual meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

This vote will not be binding on the Company’s Board of Directors and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board. Nor will it affect any compensation paid or awarded to any executive. The Compensation Committee and the Board may, however, consider the outcome of the vote when considering future executive compensation arrangements.

The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of stockholder value. The Board of Directors believes that our compensation policies and procedures achieve this objective, and therefore recommends that stockholders vote FOR this proposal.

PROPOSAL III. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Company was notified that Dixon Hughes Goodman LLP (“DHG”), the Company’s independent auditors, merged with BKD, LLP (“BKD”) on June 1, 2022, and the combined practice now operates under the name FORVIS, LLP (“FORVIS”). Accordingly, FORVIS, as the successor to DHG, became the Company’s independent auditors effective June 1, 2022, and FORVIS served as the Company’s independent auditors for the fiscal year ended June 30, 2023. The Audit Committee of the Company’s Board of Directors has appointed FORVIS to be the Company’s independent auditors for the six-month transition period ending December 31, 2023, subject to the ratification of that appointment by the Company’s stockholders at the annual meeting. This appointment is for a six-month transition period because, as previously reported, we are changing our fiscal year end from June 30 to December 31. A representative of FORVIS is expected to attend the annual meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

Although not required by the Company’s bylaws or otherwise, the Company believes it is appropriate, as a matter of good corporate governance, to request that the Company’s stockholders ratify the appointment of FORVIS as the Company’s independent auditors for the six-month transition period ending December 31, 2023. If the Company’s stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment and may retain FORVIS or another independent audit firm without resubmitting the matter to the Company’s stockholders. Even if the Company’s stockholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent audit firm.

The audit reports of DHG on the Company’s consolidated financial statements and internal control over financial reporting for the fiscal years ended June 30, 2021 and 2020, and for each of the years in the three-year period ended June 30, 2021, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. DHG's audit report on the consolidated financial statements contained an explanatory paragraph regarding a change in accounting principle for the adoption of Accounting Standards Codification Topic 326, Financial Instruments - Credit Losses.

During the fiscal years ended June 30, 2021 and 2020, and the subsequent interim period through June 1, 2022, neither the Company, nor anyone on its behalf, consulted with FORVIS regarding: (i) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was either the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of the SEC’s Regulation S-K and the related instructions to that item, or a “reportable event,” as described in Item 304(a)(1)(v) of Regulation S-K. For purposes of this paragraph, references to “FORVIS” include BKD.

During the fiscal years ended June 30, 2021 and 2020, and the subsequent interim period through May 31, 2022, there were no (a) disagreements with DHG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to DHG’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the Company’s financial statements, or (b) reportable events requiring disclosure pursuant to Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended June 30, 2023 and 2022, FORVIS (subsequent to May 31, 2022) and DHG (prior to June 1, 2022) provided various audit, audit related and non-audit services to the Company. Set forth below are the aggregate fees billed for these services:

(a)	Audit Fees: Aggregate fees billed for professional services rendered during both fiscal years for the audit of annual financial statements, statutory internal control attestation and review of financial statements included in the Company’s Quarterly Reports on Form 10-Q: $461,490 in fiscal 2023, and $363,315 in fiscal 2022.
(b)	Audit Related Fees: Aggregate fees billed for professional services rendered during both fiscal years for the audits of HomeTrust Bank’s KSOP: $40,425 in fiscal 2023, and $43,900 in fiscal 2022.
(c)	Tax Fees: Aggregate fees billed for professional services rendered during both fiscal years related to tax compliance and tax return preparation: $0 in fiscal 2023, and $69,927 in fiscal 2022.
(d)	All Other Fees: Aggregate fees billed for professional services rendered for merger-related reporting and due diligence: $18,900 in fiscal 2023, and $21,747 in fiscal 2022.

The Audit Committee pre-approves all audit and permissible non-audit services to be provided by the independent auditors and the estimated fees for these services. None of the services provided by FORVIS and DHG described in items (a)-(d) above were approved by the Audit Committee pursuant to a waiver of the pre-approval requirements of the SEC’s rules and regulations.

The Company’s Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of FORVIS as the Company’s independent auditors for the six-month transition period ending December 31, 2023.

STOCKHOLDER PROPOSALS AND OTHER INFORMATION REGARDING THE NEXT ANNUAL MEETING OF STOCKHOLDERS

As previously reported, the Company is changing its fiscal year end from June 30 to December 31, following a six-month transition period from July 1, 2023 to December 31, 2023. The Company’s next annual meeting of stockholders will be accelerated in connection with this change. The Company expects to hold its next annual meeting of stockholders on or about May 13, 2024, and expects to release to stockholders its proxy materials for the meeting on or about April 3, 2024. In order to be eligible for inclusion in the Company’s proxy materials for the Company’s next annual meeting of stockholders, any stockholder proposal to take action at the meeting must be received at the Company’s executive office at 10 Woodfin Street, Asheville, North Carolina no later than December 5, 2023. All stockholder proposals submitted for inclusion in the Company’s proxy materials will be subject to the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 and, as with any stockholder proposal (regardless of whether included in the Company’s proxy materials), the Company’s charter and bylaws.

In addition to the deadline and other requirements referred to above for submitting a stockholder proposal to be included in the Company’s proxy materials for its next annual meeting of stockholders, the Company’s bylaws require a separate notification to be made in order for a stockholder proposal to be eligible for presentation at the meeting, regardless of whether the proposal is included in the Company’s proxy materials for the meeting. In order to be eligible for presentation at the Company’s next annual meeting of stockholders, written notice of a stockholder proposal containing the information specified in Article I, Section 6(a) of the Company’s bylaws must be received by the Secretary of the Company not earlier than the close of business on the 120th calendar day prior to the date of the next annual meeting and not later than the close of business on the later of the 90th calendar day before the date of the next annual meeting or the tenth day following the first to occur of the day on which notice of the date of the next annual meeting is mailed or otherwise transmitted or the day on which public announcement of the date of the next annual meeting is first made by the Company.

Stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees in connection with the Company’s next annual meeting of stockholders must provide notice to the Company that contains the information required by Rule 14a-19(b) under the Securities Exchange Act of 1934 by the later of 60 calendar days prior to the date of the next annual meeting or the tenth calendar day following the day on which public announcement of the date of the next annual meeting is first made by the Company. This notice is in addition to the notice required under Article I, Section 6(b) of the Company’s bylaws for stockholders desiring to submit director nominations, which must contain the information specified in Article I, Section 6(b) and be received by the Company’s Secretary not less than 90 calendar days or more than 120 calendar days prior to the date of the next annual meeting of stockholders. If, however, less than 100 calendar days’ notice or public announcement of the date of the next annual meeting is given or made to stockholders, notice pursuant to Article I, Section 6(b) must instead be received by the Company’s Secretary by the close of business on the tenth calendar day following the first to occur of the day on which notice of the date of the next annual meeting is mailed or otherwise transmitted or the day on which public announcement of the date of the next annual meeting is first made by the Company.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in this proxy statement. However, if any other matters should properly come before the meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

ADDITIONAL INFORMATION

The Company will pay the costs of soliciting proxies. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by facsimile, telephone, e-mail or other electronic means, without additional compensation.

01 - Robert E. James, Jr. 02 - Craig C. Koontz 03 - F.K. McFarland, III For Withhold For Withhold For Withhold 1UPX Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03VFUB + + Proposals — The Board of Directors recommends a vote “FOR” the nominees in Proposal 1, a vote “FOR” Proposal 2 and a vote “FOR” Proposal 3. A 2. An advisory (non-binding) vote on executive compensation (commonly referred to as a “say on pay vote”). 3. The ratification of the appointment of FORVIS, LLP as the Company’s independent auditors for the six-month transition period ending December 31, 2023. 1. The election of three directors: For Against Abstain Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card For Against Abstain You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/HTBI or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/HTBI Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Votes submitted electronically must be received by 11:59pm, Eastern Time, on November 10, 2023. Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/HTBI ANNUAL MEETING OF STOCKHOLDERS NOVEMBER 13, 2023 10:00 a.m., local time This proxy is solicited on behalf of the Board of Directors The undersigned hereby revokes all proxies previously given with respect to all shares of common stock, $.01 par value per share, of HomeTrust Bancshares, Inc. (the “Company”) that the undersigned is entitled to vote at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”), to be held at the Highland Brewing Company, 12 Old Charlotte Hwy, Suite 200, Asheville, NC 28803, on November 13, 2023, at 10:00 a.m., local time, and appoints the members of the Board of Directors of the Company, with full power of substitution, to act as proxies for the undersigned for the purpose of voting such stock at the Annual Meeting, and at any and all adjournments or postponements thereof, as fully and with the same effect as the undersigned might or could do if personally present, as indicated on the reverse side. This proxy may be revoked in the manner described in the Company’s proxy statement for the Annual Meeting. The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of the Notice of Annual Meeting, proxy statement and Annual Report on Form 10-K for the fiscal year ended June 30, 2023. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED IN PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS (Continued, and to be marked, dated and signed, on the other side) REVOCABLE PROXY — HOMETRUST BANCSHARES, INC. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q C Non-Voting Items + + Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Change of Address — Please print new address below. Important notice regarding the Internet availability of proxy materials for the HOMETRUST BANCSHARES, INC. 2023 Annual Meeting of Stockholders. The Proxy Statement and the Annual Report on Form 10-K are available at: http://www.envisionreports.com/HTBI